Exhibit 10.1

AMENDED AND RESTATED
LIMITED PARTNERSHIP AGREEMENT
OF
HINES GLOBAL REIT II PROPERTIES LP
A DELAWARE LIMITED PARTNERSHIP
December 12, 2014

12.5	Entire Agreement	54
12.6	Pronouns and Plurals	54
12.7	Headings	54
12.8	Counterparts	54
12.9	Governing Law	54

EXHIBITS
EXHIBIT A — Partners, Capital Contributions and Percentage Interests
EXHIBIT B — Notice of Exercise of Redemption Right

AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT

OF

HINES GLOBAL REIT II PROPERTIES LP
This Amended and Restated Limited Partnership Agreement (this “Agreement”) is entered into this 12th day of December, 2014, between Hines Global REIT II, Inc., as the General Partner, Hines Global REIT II Associates Limited Partnership, as a Limited Partner, and the Limited Partners set forth on Exhibit A attached hereto. Capitalized terms used herein but not otherwise defined shall have the meanings given them in Article 1.
AGREEMENT
WHEREAS, the parties hereto entered into a Limited Partnership Agreement on August 15, 2014 (the “Original Agreement”) and now desire to amend and restate the Original Agreement;
WHEREAS, the General Partner intends to qualify as a real estate investment trust under the Internal Revenue Code of 1986, as amended;
WHEREAS, Hines Global REIT II Properties LP (the “Partnership”), was formed on July 31, 2013 as a limited partnership under the laws of the State of Delaware, pursuant to a Certificate of Limited Partnership filed with the Office of the Secretary of State of the State of Delaware on July 31, 2013;
WHEREAS, the General Partner desires to conduct its current and future business primarily through the Partnership;
WHEREAS, in furtherance of the foregoing, the General Partner desires to contribute certain assets to the Partnership from time to time;
WHEREAS, in exchange for the General Partner’s contribution of assets, the parties desire that the Partnership issue Partnership Units to the General Partner in accordance with the terms of this Agreement;
WHEREAS, the Limited Partner has contributed and it and future Limited Partners may contribute certain of their property to the Partnership in exchange for Partnership Units or the Special OP Units in accordance with the terms of this Agreement;
WHEREAS, in furtherance of the Partnership’s business, the Partnership will acquire Properties and other assets from time to time by means of the contribution of such Properties or other assets to the Partnership by the owners thereof in exchange for Partnership Units; and
WHEREAS, the parties hereto wish to establish herein their respective rights and obligations in connection with all of the foregoing and certain other matters;

NOW, THEREFORE, in consideration of the foregoing, of mutual covenants between the parties hereto, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article 1

DEFINED TERMS
The following defined terms used in this Agreement shall have the meanings specified below:
“ACT” means the Delaware Revised Uniform Limited Partnership Act, as it may be amended from time to time.
“ADDITIONAL FUNDS” has the meaning set forth in Section 4.3 hereof.
“ADDITIONAL SECURITIES” means any additional REIT Shares (other than REIT Shares issued in connection with a redemption pursuant to Section 8.4 hereof) or rights, options, warrants or convertible or exchangeable securities containing the right to subscribe for or purchase REIT Shares, as set forth in Section 4.2(a)(ii).
“ADMINISTRATIVE EXPENSES” means (i) all administrative and operating costs and expenses incurred by the Partnership, (ii) those administrative costs and expenses of the General Partner, including any salaries or other payments to directors, officers or employees of the General Partner, and any accounting and legal expenses of the General Partner, which expenses, the Partners have agreed, are expenses of the Partnership and not the General Partner, (iii) costs and expenses relating to the formation and continuity of existence and operation of the General Partner and any Subsidiaries thereof (which Subsidiaries shall, for purposes hereof, be included within the definition of General Partner), including taxes, fees and assessments associated therewith, (iv) costs and expenses relating to any Offering and registration of securities by the General Partner and all statements, reports, fees and expenses incidental thereto, including, without limitation, underwriting discounts and selling commissions applicable to any such Offering, and any costs and expenses associated with any claims made by any holders of such securities or any underwriters or placement agents thereof, (v) costs and expenses associated with any repurchase of any securities by the General Partner, (vi) costs and expenses associated with the preparation and filing of any periodic or other reports and communications by the General Partner under federal, state or local laws or regulations, including filings with the Commission, (vii) costs and expenses associated with compliance by the General Partner with laws, rules and regulations promulgated by any regulatory body, including the Commission and any securities exchange, (viii) costs and expenses associated with any 401(k) plan, incentive plan, bonus plan or other plan providing for compensation for the employees of the General Partner, (ix) costs and expenses incurred by the General Partner relating to any issuing or redemption of Partnership Interests and (x) all other operating or administrative costs of the General Partner incurred in the ordinary course of its business on behalf of or in connection with the Partnership; provided, however, that Administrative Expenses shall not include any administrative costs and expenses incurred by the General Partner that are attributable to Properties or partnership interests in a Subsidiary Partnership that are owned by the General Partner directly.
“ADVISOR” or “ADVISORS” has the meaning set forth in the Advisory Agreement.

“ADVISORY AGREEMENT” means the agreement between the General Partner, the Partnership and the Advisor pursuant to which the Advisor will direct or perform the day-to-day business affairs of the General Partner.
“AFFILIATE” means, with respect to any Person, (i) any Person directly or indirectly owning, controlling or holding, with the power to vote, ten percent or more of the outstanding voting securities of such other Person; (ii) any Person ten percent or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with the power to vote, by such other Person; (iii) any Person directly or indirectly controlling, controlled by or under common control with such other Person; (iv) any executive officer, director, trustee or general partner of such other Person and (v) any legal entity for which such Person acts as an executive officer, director, trustee or general partner.
“AGREED VALUE” means the fair market value of a Partner’s non-cash Capital Contribution as of the date of contribution as agreed to by such Partner and the General Partner. The names and addresses of the Partners, number of Partnership Units issued to each Partner, and the Agreed Value of any non-cash Capital Contributions as of the date of contribution are set forth on Exhibit A.
“AGREEMENT” has the meaning set forth in the preamble.
“APPLICABLE PERCENTAGE” has the meaning set forth in Section 8.4(b) hereof.
“ASSET” means any Property, Mortgage, other debt or other investment (other than investments in bank accounts, money market funds or other current assets) owned by the General Partner, directly or indirectly through one or more of its Affiliates.
“ASSET ACQUISITION CONTRIBUTION” has the meaning set forth in Section 4.2(a)(ii) hereof.
“ASSET ACQUISITION DISTRIBUTION” has the meaning set forth in Section 5.6 hereof.
“ASSET ACQUISITION REDEMPTION” has the meaning set forth in Section 8.4 hereof.
“BUSINESS DAY” means any day on which the New York Stock Exchange is open for trading.
“CAPITAL ACCOUNT” has the meaning set forth in Section 4.4 hereof.
“CAPITAL CONTRIBUTION” means the total amount of cash, cash equivalents, and the Agreed Value of any Property or other asset (other than cash) contributed or agreed to be contributed, as the context requires, to the Partnership by each Partner pursuant to the terms of this Agreement. Any reference to the Capital Contribution of a Partner shall include the Capital Contribution made by a predecessor holder of the Partnership Interest of such Partner. Any reference to a Capital Contribution shall not include any amounts contributed to the Partnership which are generated from the operation or sale of a General Partner Property acquired in whole or in part with the proceeds from an Asset Acquisition Distribution, an Asset Acquisition Redemption or an Asset Acquisition Contribution.
“CARRYING VALUE” means, with respect to any asset of the Partnership, the asset’s adjusted net basis for federal income tax purposes or, in the case of any asset contributed to the Partnership, the fair market value of such asset at the time of contribution, reduced by any amounts attributable to the inclusion of liabilities in basis pursuant to Section 752 of the Code, except that the Carrying Values of all assets may, at the discretion of the General Partner, be adjusted to equal their respective fair market values (as determined by the General Partner), in accordance with the rules set forth in Regulations Section 1.704-1(b)(2)(iv)(f), as provided for in Section 4.4. In the case of any asset of the Partnership that has a Carrying Value that differs from its adjusted tax basis, the Carrying Value shall be adjusted by the amount of depreciation, depletion and amortization calculated for purposes of the allocations of net profit and net loss pursuant to Article 5 hereof rather than the amount of depreciation, depletion and amortization determined for federal income tax purposes.
“CASH AMOUNT” means an amount of cash per Partnership Unit equal to the lesser of (i) the Value of the REIT Shares Amount on the date of receipt by the General Partner of a Notice of Redemption or (ii) the applicable Redemption Price determined by the General Partner.
“CERTIFICATE” means any instrument or document that is required under the laws of the State of Delaware, or any other jurisdiction in which the Partnership conducts business, to be signed and sworn to by the Partners of the Partnership (either by themselves or pursuant to the power-of-attorney granted to the General Partner in Section 8.2 hereof) and filed for recording in the appropriate public offices within the State of Delaware or such other jurisdiction to perfect or maintain the Partnership as a limited partnership, to effect the admission, withdrawal, or substitution of any Partner of the Partnership, or to protect the limited liability of the Limited Partners as limited partners under the laws of the State of Delaware or such other jurisdiction.
“CLASS” means a class of REIT Shares or Partnership Units, as the context may require.
“CLASS A REIT SHARES” means the REIT Shares classified as “Class A” shares in the Charter.
“CLASS A UNIT” means a Partnership Unit entitling the holder thereof to the rights of a holder of a Class A Unit as provided in this Agreement.
“CHARTER” means the Amended and Restated Articles of Incorporation of the General Partner filed with the Maryland State Department of Assessments and Taxation, as amended or restated from time to time.
“CODE” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto. Reference to any particular provision of the Code shall mean that provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable regulations as in effect from time to time.

“COMMISSION” means the U.S. Securities and Exchange Commission.
“CONVERSION FACTOR” means 1.0, provided that in the event that the General Partner (i) declares or pays a dividend on its outstanding REIT Shares in REIT Shares or makes a distribution to all holders of its outstanding REIT Shares in REIT Shares, (ii) subdivides its outstanding REIT Shares, or (iii) combines its outstanding REIT Shares into a smaller number of REIT Shares, the Conversion Factor shall be adjusted by multiplying the Conversion Factor by a fraction, the numerator of which shall be the number of REIT Shares issued and outstanding on the record date for such dividend, distribution, subdivision or combination (assuming for such purposes that such dividend, distribution, subdivision or combination has occurred as of such time), and the denominator of which shall be the actual number of REIT Shares (determined without the above assumption) issued and outstanding on such date and, provided further, that in the event that an entity other than an Affiliate of the General Partner shall become General Partner pursuant to any merger, consolidation or combination of the General Partner with or into another entity (the “Successor Entity”), the Conversion Factor shall be adjusted by multiplying the Conversion Factor by the number of shares of the Successor Entity into which one REIT Share is converted pursuant to such merger, consolidation or combination, determined as of the date of such merger, consolidation or combination. Any adjustment to the Conversion Factor shall become effective immediately after the effective date of such event retroactive to the record date, if any, for such event; provided, however, that if the General Partner receives a Notice of Redemption after the record date, but prior to the effective date of such dividend, distribution, subdivision or combination, the Conversion Factor shall be determined as if the General Partner had received the Notice of Redemption immediately prior to the record date for such dividend, distribution, subdivision or combination. A separate Conversion Factor shall be determined for each Class of Partnership Units by taking into account only the outstanding REIT Shares having the same Class designation as the applicable Class of Partnership Units.
“DEFAULTING LIMITED PARTNER” has the meaning set forth in Section 5.2(c).
“DIRECTOR” has the meaning set forth in the Charter.
“EVENT OF BANKRUPTCY” as to any Person means the filing of a petition for relief as to such Person as debtor or bankrupt under the Bankruptcy Code of 1978 or similar provision of law of any jurisdiction (except if such petition is contested by such Person and has been dismissed within 90 days); insolvency or bankruptcy of such Person as finally determined by a court proceeding; filing by such Person of a petition or application to accomplish the same or for the appointment of a receiver or a trustee for such Person or a substantial part of his assets; commencement of any proceedings relating to such Person as a debtor under any other reorganization, arrangement, insolvency, adjustment of debt or liquidation law of any jurisdiction, whether now in existence or hereinafter in effect, either by such Person or by another, provided that if such proceeding is commenced by another, such Person indicates his approval of such proceeding, consents thereto or acquiesces therein, or such proceeding is contested by such Person and has not been finally dismissed within 90 days.
“EXCEPTED HOLDER LIMIT” has the meaning set forth in the Charter.

“GENERAL PARTNER” means Hines Global REIT II, Inc., a Maryland corporation, and any Person who becomes a substitute or additional General Partner as provided herein, and any of their successors as General Partner.
“GENERAL PARTNER LOAN” has the meaning set forth in Section 5.2(c) hereof.
“GENERAL PARTNER PROPERTY” has the meaning set forth in Section 4.2(a)(i) hereof.
“GENERAL PARTNER PROPERTY AMOUNTS” has the meaning set forth in Section 4.2(a)(ii) hereof.
“GENERAL PARTNERSHIP INTEREST” means a Partnership Interest held by the General Partner that is a general partnership interest.
“INDEMNITEE” means the General Partner, the Advisor or any of its Affiliates or any employee, director or Affiliate of the General Partner or the Partnership.
“INDEPENDENT DIRECTORS” has the meaning set forth in the Charter.
“JOINT VENTURE” means those joint venture, co-investment, co-ownership or partnership arrangements in which the General Partner or any of its subsidiaries is a co-venturer or general partner established to acquire or hold Assets.
“LIMITED PARTNER” means any Person named as a Limited Partner on Exhibit A attached hereto (including without limitation the Special OP Unitholder), and any Person who becomes a Substitute Limited Partner, in such Person’s capacity as a Limited Partner in the Partnership.
“LIMITED PARTNERSHIP INTEREST” means the ownership interest of a Limited Partner in the Partnership at any particular time, including the right of such Limited Partner to any and all benefits to which such Limited Partner may be entitled as provided in this Agreement and in the Act, together with the obligations of such Limited Partner to comply with all the provisions of this Agreement and of such Act.
“LISTING” means the listing of the REIT Shares on a national securities exchange. Upon such Listing, the REIT Shares shall be deemed “Listed.”
“MORTGAGES” means, in connection with mortgage financing provided, invested in, participated in or purchased, all of the notes, deeds of trust, security interests or other evidences of indebtedness or obligations, which are secured or collateralized by Real Property owned by the borrowers under such notes, deeds of trust, security interests or other evidences of indebtedness or obligations.
“NET SALES PROCEEDS” means, in the case of a transaction described in clause (i)(A) of the definition of Sale, the proceeds of any such transaction less the amount of selling expenses incurred by or on behalf of the General Partner or the Partnership, including all real estate commissions, closing costs and legal fees and expenses. In the case of a transaction described in clause (i)(B) of such definition, Net Sales Proceeds means the proceeds of any such transaction less the amount of selling expenses incurred by or on behalf of the General Partner or the Partnership, including any legal fees and expenses and other selling expenses incurred in connection with such transaction. In the case of a transaction described in clause (i)(C) of such definition, Net Sales Proceeds means the proceeds of any such transaction actually distributed to the General Partner or the Partnership from the Joint Venture less the amount of any selling expenses, including legal fees and expenses incurred by or on behalf of the General Partner (other than those paid by the Joint Venture). In the case of a transaction or series of transactions described in clause (i)(D) of the definition of Sale, Net Sales Proceeds means the proceeds of any such transaction (including the aggregate of all payments under a Mortgage or in satisfaction thereof other than regularly scheduled interest payments) less the amount of selling expenses incurred by or on behalf of the General Partner or the Partnership, including all commissions, closing costs and legal fees and expenses. In the case of a transaction described in clause (i)(E) of such definition, Net Sales Proceeds means the proceeds of any such transaction less the amount of selling expenses incurred by or on behalf of the General Partner or the Partnership, including any legal fees and expenses and other selling expenses incurred in connection with such transaction. In the case of a transaction described in clause (ii) of the definition of Sale, Net Sales Proceeds means the proceeds of such transaction or series of transactions less all amounts generated thereby which are reinvested in one or more Assets within 180 days thereafter and less the amount of any real estate commissions, closing costs, and legal fees and expenses and other selling expenses incurred by or allocated to the General Partner or the Partnership in connection with such transaction or series of transactions. Net Sales Proceeds shall also include any amounts that the General Partner determines, in its discretion, to be economically equivalent to proceeds of a Sale. Net Sales Proceeds shall not include any reserves established by the General Partner in its sole discretion.
“NOTICE OF REDEMPTION” means the Notice of Exercise of Redemption Right substantially in the form attached as Exhibit B hereto.
“OFFER” has the meaning set forth in Section 7.1(c)(ii) hereof.
“OFFERING” means the offer and sale of REIT Shares to the public.
“OP UNITHOLDERS” means all holders of Partnership Interests other than the Special OP Unitholder in its capacity as holder of the Special OP Unit.
“ORIGINAL LIMITED PARTNER” means the Limited Partners designated as “Original Limited Partners” on Exhibit A hereto.
“OWNERSHIP LIMIT” has the meaning set forth in the Charter.
“PARTNER” means any General Partner or Limited Partner.

“PARTNER NONRECOURSE DEBT MINIMUM GAIN” has the meaning set forth in Regulations Section 1.704-2(i). A Partner’s share of Partner Nonrecourse Debt Minimum Gain shall be determined in accordance with Regulations Section 1.704-2(i)(5).
“PARTNERSHIP” has the meaning set forth in the recitals.
“PARTNERSHIP INTEREST” means an ownership interest in the Partnership held by either a Limited Partner or the General Partner and includes any and all benefits to which the holder of such a Partnership Interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement.
“PARTNERSHIP LOAN” has the meaning set forth in Section 5.2(c) hereof.
“PARTNERSHIP MINIMUM GAIN” has the meaning set forth in Regulations Section 1.704-2(d). In accordance with Regulations Section 1.704-2(d), the amount of Partnership Minimum Gain is determined by first computing, for each Partnership nonrecourse liability, any gain the Partnership would realize if it disposed of the property subject to that liability for no consideration other than full satisfaction of the liability, and then aggregating the separately computed gains. A Partner’s share of Partnership Minimum Gain shall be determined in accordance with Regulations Section 1.704-2(g)(1).
“PARTNERSHIP RECORD DATE” means the record date established by the General Partner for the distribution of cash pursuant to Section 5.2 hereof, which record date shall be the same as the record date established by the General Partner for a distribution to its shareholders of some or all of its portion of such distribution.
“PARTNERSHIP UNIT” means a fractional, undivided share of the Partnership Interests of all Partners issued hereunder excluding the Partnership Interests represented by Special OP Units. The allocation of Partnership Units among the Partners shall be as set forth on Exhibit A, as such Exhibit may be amended from time to time.
“PERCENTAGE INTEREST” means the percentage ownership interest in the Partnership of each Partner, as determined by dividing the Partnership Units owned by a Partner by the total number of Partnership Units then outstanding. The Percentage Interest of each Partner shall be as set forth on Exhibit A, as such Exhibit may be amended from time to time.
“PERSON” means an individual, corporation, partnership, limited liability company, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended from time to time, and a group to which an Excepted Holder Limit applies.

“PROPERTY” means, as the context requires, all or a portion of each Real Property acquired by the General Partner, directly or indirectly through joint venture or co-ownership arrangements or other partnership or investment entities.
“PROSPECTUS” means the same as that term is defined in Section 2(10) of the Securities Act, including a preliminary prospectus, an offering circular as described in Rule 256 of the general rules and regulations under the Securities Act, or, in the case of an intrastate offering, any document by whatever name known, utilized for the purpose of offering and selling REIT Shares to the public.
“REAL PROPERTY” means land, rights in land (including leasehold interests), and any buildings, structures, improvements, furnishings, fixtures and equipment located on or used in connection with land and rights or interests in land.
“REDEMPTION” has the meaning set forth in Section 8.4(a).
“REDEMPTION PRICE” means the Value of the REIT Shares Amount on the date of receipt by the General Partner of a Notice of Redemption discounted by any applicable discount that would apply had the Partnership Units first been converted to REIT Shares and then redeemed by the General Partner pursuant to the General Partner’s existing redemption plan, if any (provided further, that in determining any such discount, to the extent it is based on a holding period, such REIT Shares will be deemed to have been held for the same period of time as the related underlying Partnership Units had been held by the applicable holder).
“REDEMPTION RIGHT” has the meaning set forth in Section 8.4(a) hereof.
“REGULATIONS” means the Federal income tax regulations promulgated under the Code, as amended and as hereafter amended from time to time. Reference to any particular provision of the Regulations shall mean that provision of the Regulations on the date hereof and any successor provision of the Regulations.
“REGULATORY ALLOCATIONS” has the meaning set forth in Section 5.1(h) hereof.
“REIT” means a corporation, trust, association or other legal entity (other than a real estate syndication) that qualifies as a real estate investment trust under Sections 856 through 860 of the Code, and any successor or other provisions of the Code relating to real estate investment trusts (including provisions as to the attribution of ownership of beneficial interests therein) and the regulations promulgated thereunder.
“REIT SHARE” means a common share of beneficial interest in the General Partner (or successor entity, as the case may be).
“REIT SHARES AMOUNT” means, with respect to Tendered Units of a Class, a number of REIT Shares of the corresponding REIT Share Class equal to the product of the number of Partnership Units of such Class offered for exchange by a Tendering Party, multiplied by the Conversion Factor for such Class of Tendered Units, as adjusted to and including the Specified

Redemption Date; provided that in the event the General Partner issues to all holders of REIT Shares of such Class rights, options, warrants or convertible or exchangeable securities entitling the shareholders to subscribe for or purchase REIT Shares of such Class, or any other securities or property (collectively, the “rights”), and the rights have not expired at the Specified Redemption Date, then the REIT Shares Amount shall also include the rights issuable to a holder of the REIT Shares Amount of REIT Shares of such Class on the record date fixed for purposes of determining the holders of REIT Shares entitled to rights.
“RELATED PARTY” means, with respect to any Person, any other Person whose ownership of shares of the General Partner’s capital stock would be attributed to the first such Person under Code Section 544 (as modified by Code Section 856(h)(1)(B)).
“RESTRICTION NOTICE” has the meaning set forth in Section 8.4(e) hereof.
“SAFE HARBOR” means, the election described in the Safe Harbor Regulation, pursuant to which a partnership and all of its partners may elect to treat the fair market value of a partnership interest that is transferred in connection with the performance of services as being equal to the liquidation value of that interest.
“SAFE HARBOR ELECTION” means the election by a partnership and its partners to apply the Safe Harbor, as described in the Safe Harbor Regulation and Internal Revenue Service Notice 2005-43, issued on May 19, 2005.
“SAFE HARBOR REGULATION” means Proposed Treasury Regulations Section 1.83-3(l) issued on May 19, 2005.
“SALE” means (i) any transaction or series of transactions whereby: (A) the General Partner or the Partnership directly or indirectly (except as described in other subsections of this definition) sells, grants, transfers, conveys, or relinquishes its ownership of any Property or portion thereof, including the lease of any Property consisting of a building only, and including any event with respect to any Property which gives rise to a significant amount of insurance proceeds or condemnation awards; (B) the General Partner or the Partnership directly or indirectly (except as described in other subsections of this definition) sells, grants, transfers, conveys, or relinquishes its ownership of all or substantially all of the interest of the General Partner or the Partnership in any Joint Venture in which it is a co-venturer or partner; (C) any Joint Venture directly or indirectly (except as described in other subsections of this definition) in which the General Partner or the Partnership as a co-venturer or partner sells, grants, transfers, conveys, or relinquishes its ownership of any Property or portion thereof, including any event with respect to any Property which gives rise to insurance claims or condemnation awards; (D) the General Partner or the Partnership directly or indirectly (except as described in other subsections of this definition) sells, grants, conveys or relinquishes its interest in any Mortgage or portion thereof (including with respect to any Mortgage, all payments thereunder or in satisfaction thereof other than regularly scheduled interest payments) of amounts owed pursuant to such Mortgage and any event which gives rise to a significant amount of insurance proceeds or similar awards; or (E) the General Partner or the Partnership directly or indirectly (except as described in other subsections of this definition) sells, grants, transfers, conveys, or relinquishes its ownership of any other Asset not previously described in this definition or any portion thereof, but (ii) not including any transaction or series of transactions specified in clause (i)(A) through (E) above in which the proceeds of such transaction or series of transactions are reinvested by the General Partner in one or more Assets within 180 days thereafter.
“SECURITIES ACT” means the Securities Act of 1933, as amended from time to time, or any successor statute thereto. Reference to any provision of the Securities Act shall mean such provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable regulations as in effect from time to time.
“SERVICE” means the United States Internal Revenue Service.
“SPECIAL OP UNITS” means units of a series of Partnership Interests, designated as Special OP Units, issued pursuant to Section 4.1. The holder of the Special OP Units shall have the same rights and preferences as a holder of a Partnership Unit under this Agreement that is a Limited Partner except as otherwise set forth in this Agreement.
“SPECIAL OP UNIT DISTRIBUTION” has the meaning set forth in Section 5.2(b) hereof.
“SPECIAL OP UNITHOLDER” means Hines Global REIT II Associates Limited Partnership.
“SPECIAL OP UNIT VALUE” has the meaning set forth in Section 8.5(b)(i) hereof.
“SPECIFIED REDEMPTION DATE” means the first business day of the month that is at least sixty (60) Business Days after the receipt by the General Partner of the Notice of Redemption.
“SUBSIDIARY” means, with respect to any Person, any corporation or other entity of which a majority of (i) the voting power of the voting equity securities or (ii) the outstanding equity interests is owned, directly or indirectly, by such Person.
“SUBSIDIARY PARTNERSHIP” means any partnership of which the partnership interests therein are owned by the General Partner or a direct or indirect subsidiary of the General Partner.
“SUBSTITUTE LIMITED PARTNER” means any Person admitted to the Partnership as a Limited Partner pursuant to Section 9.3 hereof.
“SUCCESSOR ENTITY” has the meaning set forth in the definition of “Conversion Factor” contained herein.
“SURVIVOR” has the meaning set forth in Section 7.1(d) hereof.
“TAX MATTERS PARTNER” has the meaning set forth in Section 10.5(a) hereof.

“TENDERED UNITS” has the meaning set forth in Section 8.4(a) hereof.
“TENDERING PARTY” has the meaning set forth in Section 8.4(a) hereof.
“TERMINATION EVENT” has the meaning set forth in Section 8.5(a).
“TRANSACTION” has the meaning set forth in Section 7.1(c) hereof.
“TRANSFER” has the meaning set forth in Section 9.2(a) hereof.
“VALUE” means for each Class of REIT Shares, the fair market value of that Class of REIT Shares which will equal: (i) if REIT Shares of that Class are Listed, the average closing price per share for the previous thirty Business Days, (ii) if REIT Shares of that Class are not Listed, (a) the most recent offering price per share or share equivalent of REIT Shares of that Class, until December 31st of the year following the year in which the most recently completed offering of REIT Shares of that Class has expired, and (b) thereafter, such price per REIT Share of that Class as a majority of the Directors of the General Partner determines in good faith.
“VALUATION MECHANISMS” has the meaning set forth in Section 8.5(b)(i) hereof.
ARTICLE 2

PARTNERSHIP FORMATION AND IDENTIFICATION
2.1    Formation. The Partnership was formed as a limited partnership pursuant to the Act and all other pertinent laws of the State of Delaware, for the purposes and upon the terms and conditions set forth in this Agreement.
2.2    Name, Office and Registered Agent. The name of the Partnership is Hines Global REIT II Properties LP, a Delaware limited partnership. The specified office and place of business of the Partnership shall be 2800 Post Oak Blvd., Suite 5000 Houston, TX 77056-6118. The General Partner may at any time change the location of such office, provided the General Partner gives notice to the Partners of any such change. The name and address of the Partnership’s registered agent is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801. The sole duty of the registered agent as such is to forward to the Partnership any notice that is served on him as registered agent.
2.3    Partners.
(a)    The General Partner of the Partnership is Hines Global REIT II, Inc., a Maryland corporation. Its principal place of business is the same as that of the Partnership.
(b)    The Limited Partners are those Persons identified as Limited Partners on Exhibit A hereto, as amended from time to time.
2.4    Term and Dissolution.

(a)    The term of the Partnership shall continue in full force and effect until the first to occur of any of the following events:
(i)    The occurrence of an Event of Bankruptcy as to a General Partner or the dissolution, removal or withdrawal of a General Partner unless the business of the Partnership is continued pursuant to Section 7.3(b) hereof;
(ii)    The passage of ninety (90) days after the sale or other disposition of all or substantially all of the assets of the Partnership (provided that if the Partnership receives an installment obligation as consideration for such sale or other disposition, the Partnership shall continue, unless sooner dissolved under the provisions of this Agreement, until such time as such note or notes are paid in full); or
(iii)    The election by the General Partner that the Partnership should be dissolved.
(b)    Upon dissolution of the Partnership (unless the business of the Partnership is continued pursuant to Section 7.3(b) hereof), the General Partner (or its trustee, receiver, successor or legal representative) shall amend or cancel any Certificate(s) and liquidate the Partnership’s assets and apply and distribute the proceeds thereof in accordance with Section 5.7 hereof. Notwithstanding the foregoing, the liquidating General Partner may either (i) defer liquidation of, or withhold from distribution for a reasonable time, any assets of the Partnership (including those necessary to satisfy the Partnership’s debts and obligations), or (ii) distribute the assets to the Partners in kind.
2.5    Filing of Certificate and Perfection of Limited Partnership. The General Partner shall execute, acknowledge, record and file at the expense of the Partnership, any and all amendments to the Certificate(s) and all requisite fictitious name statements and notices in such places and jurisdictions as may be necessary to cause the Partnership to be treated as a limited partnership under, and otherwise to comply with, the laws of each state or other jurisdiction in which the Partnership conducts business.
2.6    Certificates Describing Partnership Units and Special OP Units. At the request of a Limited Partner, the General Partner, at its option, may issue (but in no way is obligated to issue) a certificate summarizing the terms of such Limited Partner’s interest in the Partnership, including the number of Partnership Units (and, if applicable the Special Op Units), as of the date of such certificate. Any such certificate (i) shall be in form and substance as approved by the General Partner, (ii) shall not be negotiable and (iii) shall bear a legend to the following effect:
This certificate is not negotiable. The Partnership Units and Special OP Units represented by this certificate are governed by and transferable only in accordance with the provisions of the Amended and Restated Limited Partnership Agreement of Hines Global REIT II Properties LP, as amended from time to time.

ARTICLE 3

BUSINESS OF THE PARTNERSHIP
The purpose and nature of the business to be conducted by the Partnership is (i) to conduct any business that may be lawfully conducted by a limited partnership organized pursuant to the Act, provided, however, that such business shall be limited to and conducted in such a manner as to permit the General Partner at all times to qualify as a REIT, unless the General Partner otherwise ceases to qualify as a REIT, and in a manner such that the General Partner will not be subject to any taxes under Section 857 or 4981 of the Code, (ii) to enter into any partnership, joint venture, co-ownership or other similar arrangement to engage in any of the foregoing or the ownership of interests in any entity engaged in any of the foregoing and (iii) to do anything necessary or incidental to the foregoing. In connection with the foregoing, and without limiting the General Partner’s right in its sole and absolute discretion to qualify or cease qualifying as a REIT, the Partners acknowledge that the General Partner intends to qualify as a REIT for federal income tax purposes and upon such qualification the avoidance of income and excise taxes on the General Partner inures to the benefit of all the Partners and not solely to the General Partner. Notwithstanding the foregoing, the Limited Partners agree that the General Partner may terminate its status as a REIT under the Code at any time to the full extent permitted under the Charter. The General Partner on behalf of the Partnership shall also be empowered to do any and all acts and things necessary or prudent to ensure that the Partnership will not be classified as a “publicly traded partnership” for purposes of Section 7704 of the Code.
ARTICLE 4

CAPITAL CONTRIBUTIONS AND ACCOUNTS
4.1    Capital Contributions. The General Partner and the initial Limited Partners have made capital contributions to the Partnership in exchange for the Partnership Interests set forth opposite their names on Exhibit A, as such Exhibit may be amended from time to time. The Partners shall own Partnership Units in the amounts set forth in Exhibit A and shall have a Percentage Interest in the Partnership as set forth in Exhibit A, which Percentage Interest shall be adjusted in Exhibit A from time to time by the General Partner to the extent necessary to reflect accurately exchanges, Redemptions, Capital Contributions, the issuance of additional Partnership Units or similar events having an effect on a Partner’s Percentage Interest.
4.2    Additional Capital Contributions and Issuances of Additional Partnership Interests. Except as provided in this Section 4.2 or in Section 4.3, the Partners shall have no right or obligation to make any additional Capital Contributions or loans to the Partnership. The General Partner may contribute additional capital to the Partnership, from time to time, and receive additional Partnership Interests in respect thereof, in the manner contemplated in this Section 4.2.

(c)    Issuances of Additional Partnership Interests.
(i)    General. The General Partner is hereby authorized to cause the Partnership to issue such additional Partnership Interests in the form of Partnership Units for any Partnership purpose at any time or from time to time, including but not limited to Partnership Units issued in connection with acquisitions of properties, to the Partners (including the General Partner) or to other Persons for such consideration and on such terms and conditions as shall be established by the General Partner in its sole and absolute discretion, all without the approval of any Limited Partners. No additional Partnership Interests shall be issued in connection with any amounts paid to the Partnership which are generated from the operation or sale of a property or interest therein acquired either directly or indirectly by the General Partner in whole or in part with the proceeds from an Asset Acquisition Distribution, an Asset Acquisition Redemption or an Asset Acquisition Contribution (“General Partner Property”). The Partners agree that solely for Federal income tax purposes, the General Partner Property shall be treated as being owned by the Partnership. Any additional Partnership Interests issued may be issued in one or more Classes (including the Classes specified in this Agreement or any other Classes), or one or more series of any of such Classes, with such designations, preferences and relative, participating, optional or other special rights, powers and duties, including rights, powers and duties senior to Limited Partnership Interests, all as shall be determined by the General Partner in its sole and absolute discretion and without the approval of any Limited Partner, subject to Delaware law, including, without limitation, (i) the allocations of items of Partnership income, gain, loss, deduction and credit to each such Class or series of Partnership Interests; (ii) the right of each such Class or series of Partnership Interests to share in Partnership distributions; and (iii) the rights of each such Class or series of Partnership Interests upon dissolution and liquidation of the Partnership; provided, however, that no additional Partnership Interests shall be issued to the General Partner unless:
(1)    (A) the additional Partnership Interests are issued in connection with an issuance of REIT Shares of or other interests in the General Partner, which shares or interests have designations, preferences and other rights, all such that the economic interests are substantially similar to the designations, preferences and other rights of the additional Partnership Interests issued to the General Partner by the Partnership in accordance with this Section 4.2 (without limiting the foregoing, for example, the Partnership shall issue Partnership Interests consisting of Class A Units to the General Partner in connection with the issuance of Class A REIT Shares) and (B) the General Partner shall make a Capital Contribution to the Partnership in an amount equal to the proceeds raised in connection with the issuance of such shares of stock of or other interests in the General Partner;
(2)    the additional Partnership Interests are issued in exchange for property owned by the General Partner with a fair market value, as determined by the General Partner, in good faith, equal to the value of the Partnership Interests; or
(3)    the additional Partnership Interests are issued to all Partners holding Partnership Units in proportion to their respective Percentage Interests. Without limiting the foregoing, the General Partner is expressly authorized to cause the Partnership to issue

Partnership Units for less than fair market value, so long as the General Partner concludes in good faith that such issuance is in the best interests of the General Partner and the Partnership.
(ii)    Upon Issuance of Additional Securities. The General Partner shall not issue any Additional Securities other than to all holders of REIT Shares, unless (A) the General Partner shall cause the Partnership to issue to the General Partner, as the General Partner may designate, Partnership Interests or rights, options, warrants or convertible or exchangeable securities of the Partnership having designations, preferences and other rights, all such that the economic interests are substantially similar to those of the Additional Securities, and (B) the General Partner contributes the proceeds from the issuance of such Additional Securities and from any exercise of rights contained in such Additional Securities, directly and through the General Partner, to the Partnership (without limiting the foregoing, for example, the Partnership shall issue Limited Partnership Interests consisting of Class A Units to the General Partner in connection with the issuance of Class A REIT Shares); provided, however, that the General Partner is allowed to issue Additional Securities and use the proceeds from such issuance (“Asset Acquisition Contributions”) in connection with an acquisition of a General Partner Property and any Asset Acquisition Contributions are not required to be contributed to the Partnership. As indicated above, the Partners agree that for Federal income tax purposes, General Partner Property (and all associated items of income, gain, loss and deduction) will be treated as being owned by the Partnership and, as such, the General Partner agrees to transfer to the Partnership any amounts it receives from the operation and/or disposition of General Partner Property (“General Partner Property Amounts”) and all General Partner Property Amounts shall then be paid by the Partnership in accordance with Section 5.2(b) of this Agreement. Without limiting the foregoing, the General Partner is expressly authorized to issue Additional Securities for less than fair market value, and to cause the Partnership to issue to the General Partner corresponding Partnership Interests, so long as (x) the General Partner concludes in good faith that such issuance is in the best interests of the General Partner and the Partnership, including without limitation, the issuance of REIT Shares and corresponding Partnership Units pursuant to an employee share purchase plan providing for employee purchases of REIT Shares at a discount from fair market value or employee stock options that have an exercise price that is less than the fair market value of the REIT Shares, either at the time of issuance or at the time of exercise, and (y) the General Partner contributes all proceeds from such issuance to the Partnership. For example, in the event the General Partner issues REIT Shares of any Class for a cash purchase price and contributes all of the proceeds of such issuance to the Partnership, the General Partner shall be issued a number of additional Partnership Units having the same Class designation as the issued REIT Shares equal to the product of (A) the number of such REIT Shares of that Class issued by the General Partner, the proceeds of which were so contributed, multiplied by (B) a fraction, the numerator of which is 100%, and the denominator of which is the Conversion Factor for that Class of Partnership Units in effect on the date of such contribution.
(d)    Certain Deemed Contributions of Proceeds of Issuance of REIT Shares. Except as otherwise permitted hereunder, in connection with any and all issuances of REIT Shares, the General Partner shall make Capital Contributions to the Partnership of the proceeds therefrom, provided that if the proceeds actually received and contributed by the General Partner are less than the gross proceeds of such issuance as a result of any underwriter’s discount or other expenses paid or incurred in connection with such issuance, then the General Partner shall be deemed to have made Capital Contributions to the Partnership in the aggregate amount of the gross proceeds of such issuance and the Partnership shall be deemed simultaneously to have paid such offering expenses in accordance with Section 6.5 hereof and in connection with the required issuance of additional Partnership Units to the General Partner for such Capital Contributions pursuant to Section 4.2(a) hereof.
4.3    Additional Funding. If the General Partner determines that it is in the best interests of the Partnership to provide for additional Partnership funds (“Additional Funds”) for any Partnership purpose, the General Partner may (i) cause the Partnership to obtain such funds from outside borrowings, or (ii) elect to have the General Partner or any of its Affiliates provide such Additional Funds to the Partnership through loans or otherwise, provided, however, that the Partnership may not borrow money from its Affiliates, unless a majority of the Directors of the General Partner (including a majority of Independent Directors) not otherwise interested in such transaction approve the transaction as being fair, competitive, and commercially reasonable and no less favorable to the Partnership than comparable loans between unaffiliated parties.
4.4    Capital Accounts.
(a)    A separate capital account (each a “Capital Account”) shall be maintained for each Partner in accordance with the rules of Treasury Regulations Section 1.704-1(b)(2)(iv), and this Section 4.4 and Article 5 shall be interpreted and applied in a manner consistent therewith. Whenever the Partnership would be permitted to adjust the Capital Accounts of the Partners pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f) to reflect revaluations of Partnership property, the Partnership may so adjust the Capital Accounts of the Partners. In the event that the Capital Accounts of the Partners are adjusted pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f) to reflect revaluations of Partnership property, (i) the Capital Accounts of the Partners shall be adjusted in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g) for allocations of depreciation, depletion, amortization and gain or loss, as computed for book purposes, with respect to such property, (ii) the Partners’ distributive shares of depreciation, depletion, amortization and gain or loss, as computed for tax purposes, with respect to such property shall be determined so as to take account of the variation between the adjusted tax basis and book value of such property in the same manner as under Code Section 704(c), and (iii) the amount of upward and/or downward adjustments to the book value of the Partnership property shall be treated as income, gain, deduction and/or loss for purposes of applying the allocation provisions of Article 5. In the event that Code Section 704(c) applies to Partnership property, the Capital Accounts of the Partners shall be adjusted in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g) for allocations of depreciation, depletion, amortization and gain and loss, as computed for book purposes, with respect to such property.
(b)    Notwithstanding any provision herein to the contrary, any fees, expenses or other costs of the Partnership that are required to be paid by the General Partner without reimbursement and that are required to be treated as capital contributions to the Partnership for purposes of the Treasury Regulations promulgated under Section 704(b) of the Code, shall be added to the balance of the General Partner’s Capital Account.

4.5    Percentage Interests. If the number of outstanding Partnership Units increases or decreases during a taxable year, each Partner’s Percentage Interest shall be adjusted by the General Partner effective as of the effective date of each such increase or decrease to a percentage equal to the number of Partnership Units held by such Partner divided by the aggregate number of Partnership Units outstanding after giving effect to such increase or decrease. If the Partners’ Percentage Interests are adjusted pursuant to this Section 4.5, the net profits and net losses (and items thereof) for the taxable year in which the adjustment occurs shall be allocated between the part of the year ending on the day when the Partnership’s property is revalued by the General Partner and the part of the year beginning on the following day either (i) as if the taxable year had ended on the date of the adjustment or (ii) based on the number of days in each part. The General Partner, in its sole and absolute discretion, shall determine which method shall be used to allocate net profits and net losses (or items thereof) for the taxable year in which the adjustment occurs. The allocation of net profits and net losses (or items thereof) for the earlier part of the year shall be based on the Percentage Interests before adjustment, and the allocation of net profits and net losses (or items thereof) for the later part shall be based on the adjusted Percentage Interests.
4.6    No Interest On Contributions. No Partner shall be entitled to interest on its Capital Contribution.
4.7    Return Of Capital Contributions. No Partner shall be entitled to withdraw any part of its Capital Contribution or its Capital Account or to receive any distribution from the Partnership, except as specifically provided in this Agreement. Except as otherwise provided herein, there shall be no obligation to return to any Partner or withdrawn Partner any part of such Partner’s Capital Contribution for so long as the Partnership continues in existence.
4.8    No Third Party Beneficiary. No creditor or other third party having dealings with the Partnership shall have the right to enforce the right or obligation of any Partner to make Capital Contributions or loans or to pursue any other right or remedy hereunder or at law or in equity, it being understood and agreed that the provisions of this Agreement shall be solely for the benefit of, and may be enforced solely by, the parties hereto and their respective successors and assigns. None of the rights or obligations of the Partners herein set forth to make Capital Contributions or loans to the Partnership shall be deemed an asset of the Partnership for any purpose by any creditor or other third party, nor may such rights or obligations be sold, transferred or assigned by the Partnership or pledged or encumbered by the Partnership to secure any debt or other obligation of the Partnership or of any of the Partners. In addition, it is the intent of the parties hereto that no distribution to any Limited Partner shall be deemed a return of money or other property in violation of the Act. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Limited Partner is obligated to return such money or property, such obligation shall be the obligation of such Limited Partner and not of the General Partner. Without limiting the generality of the foregoing, a deficit Capital Account of a Partner shall not be deemed to be a liability of such Partner nor an asset or property of the Partnership.
ARTICLE 5

PROFITS AND LOSSES; DISTRIBUTIONS

5.1    Allocation of Profit and Loss.
(e)    General.
(i)    Net income and net loss (or items thereof) of the Partnership for each fiscal year or other applicable period of the Partnership shall be allocated among the OP Unitholders in accordance with their respective Percentage Interests;
(ii)    Notwithstanding the foregoing, and subject only to the provisions of paragraphs (b) and (h) and, to the extent set forth in this clause (ii) below, paragraph (c), net income shall first be allocated to the holder of the Special OP Units until such holder has received aggregate allocations of income for all fiscal years equal to the aggregate amount of distributions such holder is entitled to receive or has received with respect to such Special OP Units for such fiscal year and all prior fiscal years, provided that in the event the holder of the Special OP Unit’s entitlement to income allocations in such fiscal year would be satisfied pursuant to the allocations set forth in paragraph (c) below, then such allocations shall be made pursuant to paragraph (c) below in lieu of the provisions of this clause (ii).
(f)    General Partner Gross Income Allocation. There shall be specially allocated to the General Partner an amount of (i) first, items of Partnership income and (ii) second, items of Partnership gain during each fiscal year or other applicable period, before any other allocations are made hereunder, in an amount equal to the excess, if any, of (A) the cumulative distributions made to the General Partner under Section 6.5(b) hereof, other than distributions which would properly be treated as “guaranteed payments” or which are attributable to the reimbursement of expenses which would properly be deductible by the Partnership, over (B) the cumulative allocations of Partnership income and gain to the General Partner under this Section 5.1(b).
(g)    Special Allocation with Respect to Sales. Items of income, gain, credit, loss and deduction of the Partnership for each fiscal year or other applicable period from Sales, other than any such items allocated under Section 5.1(b), shall be allocated among the Partners in a manner that will, as nearly as possible (after giving effect to the allocations under Sections 5.1(a) and 5.1(d)) cause the Capital Account balance of each Partner at the end of such fiscal year or other applicable period to equal (i) the amount of the hypothetical distribution that such Partner would receive if the Partnership were liquidated on the last day of such period and all assets of the Partnership, including cash, were sold for cash equal to their Carrying Value, taking into account any adjustments thereto for such period, all liabilities of the Partnership were satisfied in full in cash according to their terms (limited with respect to each nonrecourse liability to the Carrying Value of the assets securing such liability) and Net Sales Proceeds (after satisfaction of such liabilities) were distributed in full pursuant to Section 5.2(b), minus (ii) the sum of such Partner’s share of Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain and the amount, if any and without duplication, that the Partner would be obligated to contribute to the capital of the Partnership, all computed as of the date of the hypothetical sale of assets.
(h)    Nonrecourse Deductions; Minimum Gain Chargeback. Notwithstanding any provision to the contrary, (i) any expense of the Partnership that is a “nonrecourse deduction” within the meaning of Regulations Section 1.704-2(b)(1) shall be allocated in accordance with the Partners’

respective Percentage Interests, (ii) any expense of the Partnership that is a “partner nonrecourse deduction” within the meaning of Regulations Section 1.704-2(i)(2) shall be allocated to the Partner that bears the “economic risk of loss” with respect to the liability to which such deductions are attributable in accordance with Regulations Section 1.704-2(i)(1), (iii) if there is a net decrease in Partnership Minimum Gain within the meaning of Regulations Section 1.704-2(f)(1) for any Partnership taxable year, then, subject to the exceptions set forth in Regulations Section 1.704-2(f)(2),(3), (4) and (5), items of gain and income shall be allocated among the Partners in accordance with Regulations Section 1.704-2(f) and the ordering rules contained in Regulations Section 1.704-2(j), and (iv) if there is a net decrease in Partner Nonrecourse Debt Minimum Gain within the meaning of Regulations Section 1.704-2(i)(4) for any Partnership taxable year, then, subject to the exceptions set forth in Regulations Section 1.704-(2)(g), items of gain and income shall be allocated among the Partners in accordance with Regulations Section 1.704-2(i)(4) and the ordering rules contained in Regulations Section 1.704-2(j). A Partner’s “interest in partnership profits” for purposes of determining its share of the excess nonrecourse liabilities of the Partnership within the meaning of Regulations Section 1.752-3(a)(3) shall be such Partner’s Percentage Interest.
(i)    Qualified Income Offset. If a Partner unexpectedly receives in any taxable year an adjustment, allocation, or distribution described in subparagraphs (4), (5), or (6) of Regulations Section 1.704-1(b)(2)(ii)(d) that causes or increases a deficit balance in such Partner’s Capital Account that exceeds the sum of such Partner’s shares of Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain, as determined in accordance with Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), such Partner shall be allocated specially for such taxable year (and, if necessary, later taxable years) items of income and gain in an amount and manner sufficient to eliminate such deficit Capital Account balance as quickly as possible as provided in Regulations Section 1.704-1(b)(2)(ii)(d). This Section 5.1(e) is intended to constitute a “qualified income offset” under Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith. After the occurrence of an allocation of income or gain to a Partner in accordance with this Section 5.1(e), to the extent permitted by Regulations Section 1.704-1(b), items of expense or loss shall be allocated to such Partner in an amount necessary to offset the income or gain previously allocated to such Partner under this Section 5.1(e).
(j)    Capital Account Deficits. Loss (or items of loss) shall not be allocated to a Limited Partner to the extent that such allocation would cause or increase a deficit in such Partner’s Capital Account at the end of any fiscal year (after reduction to reflect the items described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6)) to exceed the sum of such Partner’s shares of Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain, as determined in accordance with Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5). Any net loss in excess of that limitation shall be allocated to the General Partner. After the occurrence of an allocation of net loss to the General Partner in accordance with this Section 5.1(f), to the extent permitted by Regulations Section 1.704-1(b), Profit shall be allocated to such Partner in an amount necessary to offset the net loss previously allocated to such Partner under this Section 5.1(f).
(k)    Allocations Between Transferor and Transferee. If a Partner transfers any part or all of its Partnership Interest, the distributive shares of the various items of profit and loss allocable among the Partners during such fiscal year of the Partnership shall be allocated between the transferor and the transferee Partner either (i) as if the Partnership’s fiscal year had ended on the date of the transfer, or (ii) based on the number of days of such fiscal year that each was a Partner without regard to the results of Partnership activities in the respective portions of such fiscal year in which the transferor and the transferee were Partners. The General Partner, in its sole and absolute discretion, shall determine which method shall be used to allocate the distributive shares of the various items of Profit and profit and loss between the transferor and the transferee Partner.
(l)    Special Allocations of Class-Specific Items. To the extent that any items of income, gain, loss or deduction of the General Partner are allocable to a specific Class or Classes of REIT Shares as provided in the Prospectus, such items, or an amount equal thereto, shall be specially allocated to the Class or Classes of Partnership Units corresponding to such Class or Classes of REIT Shares.
(m)    Curative Allocations. The allocations set forth in Sections 5.1(d), 5.1(e) and 5.1(f) of this Agreement (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations. The General Partner is authorized to offset all Regulatory Allocations either with other Regulatory Allocations or with special allocations of other items of Partnership income, gain, loss or deduction pursuant to this Section 5.1(i). Therefore, notwithstanding any other provision of this Section 5.1 (other than the Regulatory Allocations), the General Partner shall make such offsetting special allocations of Partnership income, gain, loss or deduction in whatever manner it deems appropriate so that, after such offsetting allocations are made, each Partner’s Capital Account is, to the extent possible, equal to the Capital Account balance such Partner would have had if the Regulatory Allocations were not part of this Agreement and all Partnership items were allocated pursuant to Sections 5.1(a), 5.1(b), 5.1(c), 5.1(g) and 5.1(h).
5.2    Distribution of Cash.
(a)    The Partnership may distribute cash on a quarterly (or, at the election of the General Partner, more or less frequent) basis, in an amount determined by the General Partner in its sole and absolute discretion, to the Partners who are Partners on the Partnership Record Date with respect to such quarter (or other distribution period) in accordance with Section 5.2(b); provided, however, that if a new or existing Partner acquires an additional Partnership Interest in exchange for a Capital Contribution on any date other than a Partnership Record Date, the cash distribution attributable to such additional Partnership Interest relating to the Partnership Record Date next following the issuance of such additional Partnership Interest shall be reduced in the proportion equal to one minus (i) the number of days that such additional Partnership Interest is held by such Partner bears to (ii) the number of days between such Partnership Record Date and the immediately preceding Partnership Record Date.
(b)    Except for distributions pursuant to Section 5.6 in connection with an Asset Acquisition Distribution and Section 5.7 in connection with the dissolution and liquidation of the Partnership and subject to the provisions of Sections 5.2(c), 5.2(d), 5.3, 5.5 and 8.5, all distributions of cash shall be made: (i) first, 100% to the OP Unitholders in accordance with their respective Percentage Interests on the Partnership Record Date until (A) the OP Unitholders (other than the General Partner) have received cumulative distributions under this Section 5.2(b) equal to aggregate Capital Contributions made by such OP Unitholders to the Partnership plus a cumulative, noncompounded pre-tax rate of return thereon of 6.0% per annum, determined by taking into account the dates on which all such Capital Contributions and distributions were made and (B) the General Partner has received cumulative distributions under this Section 5.2, equal to (1) the aggregate Capital Contributions made by the General Partner to the Partnership; plus (2) the Asset Acquisition Contributions; plus (3) a cumulative, noncompounded pre-tax rate of return on (1) and (2) of 6.0% per annum, determined by taking into account the dates on which all such Capital Contributions, Asset Acquisition Contributions and distributions were made and (ii) second, (A) 85% to the OP Unitholders, in accordance with their respective Percentage Interests on the Partnership Record Date and (B) 15% to the holder of the Special OP Units, provided however, notwithstanding the foregoing, in the event that the Special OP Unitholder has received a distribution under the circumstances described in Section 8.5(b)(iv) hereof (a “Special OP Unit Distribution”) and there is a subsequent Termination Event, no further amount shall be distributed to the Special OP Unitholder until the OP Unitholders have collectively received aggregate distributions equal to the sum of (x) the amount such OP Unitholders are entitled to receive pursuant to this Section 5.2(b)(i) plus (y) an amount equal to 85% of (i) the Special OP Unit Distribution divided by (ii) .15. In applying this Section 5.2(b), the amount distributed per Partnership Unit of any Class may differ from the amount per Partnership Unit of another Class on account of differences in Class-specific expense allocations with respect to REIT Shares as described in the Prospectus (and of corresponding special allocations among Classes of Partnership Units in accordance with Section 5.1(h) hereof) or for other reasons as determined by the board of directors of the General Partner. Any such differences shall correspond to differences in the amount of distributions per REIT Share for REIT Shares of different Classes, with the same adjustments being made to the amount of distributions per Partnership Unit for Partnership Units of a particular Class as are made to the distributions per REIT Share by the General Partner with respect to REIT Shares having the same Class designation.
(c)    Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that it determines to be necessary or appropriate to cause the Partnership to comply with any withholding requirements established under the Code or any other federal, state or local law including, without limitation, pursuant to Sections 1441, 1442, 1445, 1446, 1471, 1472 and 3406 of the Code. To the extent that the Partnership is required to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to any Partner or assignee (including by reason of Section 1446 of the Code), either (i) if the actual amount to be distributed to the Partner equals or exceeds the amount required to be withheld by the Partnership, the amount withheld shall be treated as a distribution of cash in the amount of such withholding to such Partner, or (ii) if the actual amount to be distributed to the Partner is less than the amount required to be withheld by the Partnership, the actual amount shall be treated as a distribution of cash in the amount of such withholding and the additional amount required to be withheld shall be treated as a loan (a “Partnership Loan”) from the Partnership to the Partner on the day the Partnership pays over such amount to a taxing authority. A Partnership Loan shall be repaid through withholding by the Partnership with respect to subsequent distributions to the applicable Partner or assignee. In the event that a Limited Partner (a “Defaulting Limited Partner”) fails to pay any amount owed to the Partnership with respect to the Partnership Loan within fifteen (15) days after demand for payment thereof is made by the Partnership on the Limited Partner, the General Partner, in its sole and absolute discretion, may elect to make the payment to the Partnership on behalf of such Defaulting Limited Partner. In such event, on the date of payment, the General Partner shall be deemed to have extended a loan (a “General Partner Loan”) to the Defaulting Limited Partner in the amount of the payment made by the General Partner and shall succeed to all rights and remedies of the Partnership against the Defaulting Limited Partner as to that amount. Without limitation, the General Partner shall have the right to receive any distributions that otherwise would be made by the Partnership to the Defaulting Limited Partner until such time as the General Partner Loan has been paid in full, and any such distributions so received by the General Partner shall be treated as having been received by the Defaulting Limited Partner and immediately paid to the General Partner. Any amounts treated as a Partnership Loan or a General Partner Loan pursuant to this Section 5.2(c) shall bear interest at the lesser of (i) the base rate on corporate loans at large United States money center commercial banks, as published from time to time in The Wall Street Journal, or (ii) the maximum lawful rate of interest on such obligation, such interest to accrue from the date the Partnership or the General Partner, as applicable, is deemed to extend the loan until such loan is repaid in full.
(d)    In no event may a Partner receive a distribution of cash with respect to a Partnership Unit if such Partner is entitled to receive a cash distribution as the holder of record of a REIT Share for which all or part of such Partnership Unit has been or will be exchanged.
5.3    REIT Distribution Requirements. The General Partner shall use its commercially reasonable efforts to cause the Partnership to distribute amounts sufficient to enable the General Partner to make shareholder distributions that will allow the General Partner to (i) meet its distribution requirement for qualification as a REIT as set forth in Section 857 of the Code and (ii) avoid any federal income or excise tax liability imposed by the Code.
5.4    No Right to Distributions in Kind. No Partner shall be entitled to demand property other than cash in connection with any distributions by the Partnership.
5.5    Limitations on Return of Capital Contributions. Notwithstanding any of the provisions of this Article 5, no Partner shall have the right to receive and the General Partner shall not have the right to make, a distribution that includes a return of all or part of a Partner’s Capital Contributions, unless after giving effect to the return of a Capital Contribution, the sum of all Partnership liabilities, other than the liabilities to a Partner for the return of his Capital Contribution, does not exceed the fair market value of the Partnership’s assets.
5.6    Asset Acquisition Distributions. Notwithstanding any of the provisions of this Article 5, to the extent the General Partner has made Capital Contributions to the Partnership of the proceeds from the issuance of Additional Securities pursuant to Section 4.2(a)(ii) hereof or the Partnership has borrowed funds or otherwise has funds available for real estate related acquisitions, and it is determined by the General Partner that (i) the General Partner should acquire a General Partner Property and (ii) funds are needed in order for the General Partner to acquire a General Partner Property, then the General Partner shall elect to receive such funds from the Partnership and the Partnership shall pay such funds to the General Partner either as an Asset Acquisition Distribution under this Section 5.6 or as an Asset Acquisition Redemption under Section 8.4.
5.7    Distributions Upon Liquidation. Upon liquidation of the Partnership, after payment of, or adequate provision for, debts and obligations of the Partnership, including any Partner loans, any remaining assets of the Partnership shall be distributed to all Partners in proportion to their respective positive Capital Account balances, determined after taking into account all allocations required to be made pursuant to Section 5.1 hereof and all prior distributions made pursuant to this Article 5, in compliance with Treasury Regulation Section 1.704-1(b)(2)(ii)(b)(2). Notwithstanding any other provision of this Agreement, the amount by which the value, as determined in good faith by the General Partner, of any property other than cash to be distributed in kind to the Partners exceeds or is less than the Carrying Value of such property shall, to the extent not otherwise recognized by the Partnership, be taken into account in computing net profit and net loss of the Partnership (or items thereof) for purposes of crediting or charging the Capital Accounts of, and distributing proceeds to, the Partners, pursuant to this Agreement. To the extent deemed advisable by the General Partner, appropriate arrangements (including the use of a liquidating trust) may be made to assure that adequate funds are available to pay any contingent debts or obligations.
5.8    Substantial Economic Effect. It is the intent of the Partners that the allocations of net profit and net loss (and items thereof) under this Agreement have substantial economic effect (or be consistent with the Partners’ interests in the Partnership in the case of the allocation of losses attributable to nonrecourse debt) within the meaning of Section 704(b) of the Code as interpreted by the Regulations promulgated pursuant thereto. Article 5 and other relevant provisions of this Agreement shall be interpreted in a manner consistent with such intent.
ARTICLE 6

RIGHTS, OBLIGATIONS AND
POWERS OF THE GENERAL PARTNER
6.1    Management of the Partnership.
(e)    Except as otherwise expressly provided in this Agreement, the General Partner shall have full, complete and exclusive discretion to manage and control the business of the Partnership for the purposes herein stated, and shall make all decisions affecting the business and assets of the Partnership. Subject to the restrictions specifically contained in this Agreement, the powers of the General Partner shall include, without limitation, the authority to take the following actions on behalf of the Partnership:
(i)    to acquire, purchase, own, operate, lease, dispose and exchange of any Assets, that the General Partner determines are necessary or appropriate or in the best interests of the business of the Partnership;
(ii)    to construct buildings and make other improvements on the properties owned or leased by the Partnership;
(iii)    to authorize, issue, sell, redeem or otherwise purchase any Partnership Interests or any securities (including secured and unsecured debt obligations of the Partnership, debt obligations of the Partnership convertible into any Class or series of Partnership Interests, or options, rights, warrants or appreciation rights relating to any Partnership Interests) of the Partnership;

(iv)    to borrow or lend money for the Partnership or the General Partner or in connection with a General Partner Property, issue or receive evidences of indebtedness in connection therewith, refinance, increase the amount of, modify, amend or change the terms of, or extend the time for the payment of, any such indebtedness, and secure such indebtedness by mortgage, deed of trust, pledge or other lien on the Partnership’s assets;
(v)    to pay, either directly or by reimbursement, for all operating costs and general administrative expenses of the Partnership to third parties or to the General Partner or its Affiliates as set forth in this Agreement;
(vi)    to guarantee or become a co-maker of indebtedness of the General Partner or any Subsidiary thereof, refinance, increase the amount of, modify, amend or change the terms of, or extend the time for the payment of, any such guarantee or indebtedness, and secure such guarantee or indebtedness by mortgage, deed of trust, pledge or other lien on the Partnership’s assets;
(vii)    to use assets of the Partnership (including, without limitation, cash on hand) for any purpose consistent with this Agreement, including, without limitation, payment, either directly or by reimbursement, of all operating costs and general administrative expenses of the General Partner, the Partnership or any Subsidiary of either, to third parties or to the General Partner as set forth in this Agreement;
(viii)    to lease all or any portion of any of the Partnership’s assets, whether or not the terms of such leases extend beyond the termination date of the Partnership and whether or not any portion of the Partnership’s assets so leased are to be occupied by the lessee, or, in turn, subleased in whole or in part to others, for such consideration and on such terms as the General Partner may determine;
(ix)    to prosecute, defend, arbitrate, or compromise any and all claims or liabilities in favor of or against the Partnership, on such terms and in such manner as the General Partner may reasonably determine, and similarly to prosecute, settle or defend litigation with respect to the Partners, the Partnership, or the Partnership’s assets;
(x)    to file applications, communicate, and otherwise deal with any and all governmental agencies having jurisdiction over, or in any way affecting, the Partnership’s assets or any other aspect of the Partnership business;
(xi)    to make or revoke any election permitted or required of the Partnership by any taxing authority;
(xii)    to maintain such insurance coverage for public liability, fire and casualty, and any and all other insurance for the protection of the Partnership, for the conservation of Partnership assets, or for any other purpose convenient or beneficial to the Partnership, in such amounts and such types, as it shall determine from time to time;

(xiii)    to determine whether or not to apply any insurance proceeds for any property to the restoration of such property or to distribute the same;
(xiv)    to establish one or more divisions of the Partnership, to hire and dismiss employees of the Partnership or any division of the Partnership, and to retain legal counsel, accountants, consultants, real estate brokers, and such other persons, as the General Partner may deem necessary or appropriate in connection with the Partnership business and to pay therefor such remuneration as the General Partner may deem reasonable and proper;
(xv)    to retain other services of any kind or nature in connection with the Partnership business, and to pay therefor such remuneration as the General Partner may deem reasonable and proper;
(xvi)    to negotiate and conclude agreements on behalf of the Partnership with respect to any of the rights, powers and authority conferred upon the General Partner;
(xvii)    to maintain accurate accounting records and to file promptly all federal, state and local income tax returns on behalf of the Partnership;
(xviii)    to distribute Partnership cash or other Partnership assets in accordance with this Agreement;
(xix)    to form or acquire an interest in, and contribute property to, any further limited or general partnerships, joint ventures or other relationships that it deems desirable (including, without limitation, the acquisition of interests in, and the contributions of property to, its Subsidiaries and any other Person in which it has an equity interest from time to time);
(xx)    to establish Partnership reserves for working capital, capital expenditures, contingent liabilities, or any other valid Partnership purpose;
(xxi)    to merge, consolidate or combine the Partnership with or into another Person;
(xxii)    to do any and all acts and things necessary or prudent to ensure that the Partnership will not be classified as a “publicly traded partnership” for purposes of Section 7704 of the Code; and
(xxiii)    to take such other action, execute, acknowledge, swear to or deliver such other documents and instruments, and perform any and all other acts that the General Partner deems necessary or appropriate for the formation, continuation and conduct of the business and affairs of the Partnership (including, without limitation, all actions consistent with allowing the General Partner at all times to qualify as a REIT unless the General Partner voluntarily terminates its REIT status) and to possess and enjoy all of the rights and powers of a general partner as provided by the Act.
(f)    Except as otherwise provided herein, to the extent the duties of the General Partner require expenditures of funds to be paid to third parties, the General Partner shall not have any obligations hereunder except to the extent that partnership funds are reasonably available to it for the performance of such duties, and nothing herein contained shall be deemed to authorize or require the General Partner, in its capacity as such, to expend its individual funds for payment to third parties or to undertake any individual liability or obligation on behalf of the Partnership.
6.2    Delegation of Authority. The General Partner may delegate any or all of its powers, rights and obligations hereunder, and may appoint, employ, contract or otherwise deal with any Person for the transaction of the business of the Partnership, which Person may, under supervision of the General Partner, perform any acts or services for the Partnership as the General Partner may approve.
6.3    Indemnification and Exculpation of Indemnitees.
(a)    The Partnership shall indemnify an Indemnitee from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including reasonable legal fees and expenses), judgments, fines, settlements, and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the Partnership as set forth in this Agreement in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, unless it is established that: (i) the act or omission of the Indemnitee was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty; (ii) the Indemnitee actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, the Indemnitee had reasonable cause to believe that the act or omission was unlawful. Any indemnification pursuant to this Section 6.3 shall be made only out of the assets of the Partnership.
(b)    The Partnership shall reimburse an Indemnitee for reasonable expenses incurred by an Indemnitee who is a party to a proceeding in advance of the final disposition of the proceeding upon receipt by the Partnership of (i) a written affirmation by the Indemnitee of the Indemnitee’s good faith belief that the standard of conduct necessary for indemnification by the Partnership as authorized in this Section 6.3 has been met, and (ii) a written undertaking by or on behalf of the Indemnitee to repay the amount if it shall ultimately be determined that the standard of conduct has not been met.
(c)    The indemnification provided by this Section 6.3 shall be in addition to any other rights to which an Indemnitee or any other Person may be entitled under any agreement, pursuant to any vote of the Partners, as a matter of law or otherwise, and shall continue as to an Indemnitee who has ceased to serve in such capacity.
(d)    The Partnership may purchase and maintain insurance, on behalf of the Indemnitees and such other Persons as the General Partner shall determine, against any liability that may be asserted against or expenses that may be incurred by such Person in connection with the Partnership’s activities, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(e)    For purposes of this Section 6.3, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute fines within the meaning of this Section 6.3; and actions taken or omitted by the Indemnitee with respect to an employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the Partnership.
(f)    In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.
(g)    An Indemnitee shall not be denied indemnification in whole or in part under this Section 6.3 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.
(h)    The provisions of this Section 6.3 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.
(i)    Notwithstanding the foregoing, the Partnership may not indemnify or hold harmless an Indemnitee for any liability or loss unless all of the following conditions are met: (i) the Indemnitee has determined, in good faith, that the course of conduct that caused the loss or liability was in the best interests of the Partnership; (ii) the Indemnitee was acting on behalf of or performing services for the Partnership; (iii) the liability or loss was not the result of (A) negligence or misconduct, in the case that the Indemnitee is a director of the General Partner (other than an Independent Director), the Advisor or an Affiliate of the Advisor or (B) gross negligence or willful misconduct, in the case that the Indemnitee is an Independent Director; and (iv) the indemnification or agreement to hold harmless is recoverable only out of net assets of the Partnership. In addition, the Partnership shall not provide indemnification for any loss, liability or expense arising from or out of an alleged violation of federal or state securities laws by such party unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged material securities law violations as to the Indemnitee; (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the Indemnitee; or (iii) a court of competent jurisdiction approves a settlement of the claims against the Indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Securities and Exchange Commission and of the published position of any state securities regulatory authority in which Securities were offered or sold as to indemnification for violations of securities laws.
6.4    Liability of the General Partner.
(a)    Notwithstanding anything to the contrary set forth in this Agreement, the General Partner shall not be liable for monetary damages to the Partnership or any Partners for losses sustained or liabilities incurred as a result of errors in judgment or of any act or omission if the General Partner acted in good faith. The General Partner shall not be in breach of any duty that the General Partner may owe to the Limited Partners or the Partnership or any other Persons under this Agreement or of any duty stated or implied by law or equity provided the General Partner, acting in good faith, abides by the terms of this Agreement.
(b)    Each Limited Partner expressly acknowledges and agrees that whenever in this Agreement the General Partner is permitted to take any action, make any decision or determination or otherwise vote on or give its consent to any action, the General Partner shall be entitled to exercise its sole and absolute discretion in connection therewith after considering only such interests and factors as it desires and, without limiting the generality of the foregoing, it is specifically agreed and acknowledged that the General Partner in taking any action or declining to take any action hereunder may consider exclusively its own interests or the interests of its shareholders and shall have no duty or obligation to consider the separate interests of or factors affecting the Partnership or any other Partner (including, without limitation, the tax consequences to Limited Partners or the tax consequences of some, but not all, of the Limited Partners). The General Partner shall not be liable for monetary damages for losses sustained, liabilities incurred, or benefits not derived by Limited Partners in connection with such decisions, provided that the General Partner has acted in good faith.
(c)    Subject to its obligations and duties as General Partner set forth in Section 6.1 hereof, the General Partner may exercise any of the powers granted to it under this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents. The General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by it in good faith.
(d)    Notwithstanding any other provisions of this Agreement or the Act, any action of the General Partner on behalf of the Partnership or any decision of the General Partner to refrain from acting on behalf of the Partnership, undertaken in the good faith belief that such action or omission is necessary or advisable in order (i) to protect the ability of the General Partner to continue to qualify as a REIT or (ii) to prevent the General Partner from incurring any taxes under Section 857, Section 4981, or any other provision of the Code, is expressly authorized under this Agreement and is deemed approved by all of the Limited Partners.
(e)    Any amendment, modification or repeal of this Section 6.4 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the General Partner’s liability to the Partnership and the Limited Partners under this Section 6.4 as in effect immediately prior to such amendment, modification or repeal with respect to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when claims relating to such matters may arise or be asserted.
(f)     In accordance with Section 17-1101(d) of the Act, the Partners hereby acknowledge and agree that the provisions of this Agreement, including the provisions of this Article 6, to the extent they restrict or eliminate the duties (including fiduciary duties) and liabilities relating thereto otherwise existing at law or in equity, replace completely and absolutely such other duties (including fiduciary duties) and liabilities relating thereto and further acknowledge and agree that the provisions of this subsection (f) and the other provisions of this Article 6 are fundamental elements to the agreement of the Partners to enter into this Agreement.
6.5    Reimbursement of General Partner.
(a)    Except as provided in this Section 6.5 and elsewhere in this Agreement (including the provisions of Article 5 and Article 6 regarding distributions, payments, and allocations to which it may be entitled), the General Partner shall not be compensated for its services as general partner of the Partnership.
(b)    The General Partner shall be reimbursed on a monthly basis, or such other basis as the General Partner may determine in its sole and absolute discretion, for all Administrative Expenses incurred by the General Partner.
6.6    Outside Activities. Subject to (a) Section 6.8 hereof, (b) the Charter and (c) any agreements entered into by the General Partner or its Affiliates with the Partnership, a Subsidiary or any officer, director, employee, agent, trustee, Affiliate or shareholder of the General Partner, the General Partner shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities substantially similar or identical to those of the Partnership. Neither the Partnership nor any of the Limited Partners shall have any rights by virtue of this Agreement in any such business ventures, interests or activities. None of the Limited Partners nor any other Person shall have any rights by virtue of this Agreement or the partnership relationship established hereby in any such business ventures, interests or activities, and the General Partner shall have no obligation pursuant to this Agreement to offer any interest in any such business ventures, interests and activities to the Partnership or any Limited Partner, even if such opportunity is of a character which, if presented to the Partnership or any Limited Partner, could be taken by such Person.
6.7    Employment or Retention of Affiliates.
(a)    Any Affiliate of the General Partner may be employed or retained by the Partnership and may otherwise deal with the Partnership (whether as a buyer, lessor, lessee, manager, furnisher of goods or services, broker, agent, lender or otherwise) and may receive from the Partnership any compensation, price, or other payment therefor which the General Partner determines to be fair and reasonable.
(b)    The Partnership may lend or contribute to its Subsidiaries or other Persons in which it has an equity investment, and such Persons may borrow funds from the Partnership, on terms and conditions established in the sole and absolute discretion of the General Partner. The foregoing authority shall not create any right or benefit in favor of any Subsidiary or any other Person.
(c)    The Partnership may transfer assets to joint ventures, other partnerships, corporations or other business entities in which it is or thereby becomes a participant upon such terms and subject to such conditions as the General Partner deems are consistent with this Agreement, applicable law and the REIT status of the General Partner.

(d)    Except as expressly permitted by this Agreement, neither the General Partner nor any of its Affiliates shall sell, transfer or convey any property to, or purchase any property from, the Partnership, directly or indirectly, except pursuant to transactions that are, in the General Partner’s sole discretion, on terms that are fair and reasonable to the Partnership.
6.8    General Partner Participation. The General Partner agrees that all business activities of the General Partner, including activities pertaining to the acquisition, development or ownership of any Asset, shall be conducted through the Partnership or one or more Subsidiary Partnerships; provided, however, that the General Partner is allowed to acquire General Partner Property under Section 4.2(a)(ii) hereof.
6.9    Title to Partnership Assets. Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner or one or more nominees, as the General Partner may determine, including Affiliates of the General Partner. The General Partner hereby declares and warrants that any Partnership assets for which legal title is held in the name of the General Partner or any nominee or Affiliate of the General Partner shall be held by the General Partner for the use and benefit of the Partnership or one or more Subsidiary Partnerships in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use its commercially reasonable efforts to cause beneficial and record title to such assets to be vested in the Partnership as soon as reasonably practicable. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which legal title to such Partnership assets is held.
6.10    Redemption of REIT Shares. In the event the General Partner redeems any REIT Shares, then the General Partner shall cause the Partnership to purchase from the General Partner a number of Partnership Units as determined based on the application of the Conversion Factor for that Class of Partnership Units on the same terms that the General Partner redeemed such REIT Shares. Moreover, if the General Partner makes a cash tender offer or other offer to acquire REIT Shares, then the General Partner shall cause the Partnership to make a corresponding offer to the General Partner to acquire an equal number of Partnership Units held by the General Partner that have the same Class designation as the REIT Shares that are subject to the offer. In the event any REIT Shares are redeemed by the General Partner pursuant to such offer, the Partnership shall redeem an equivalent number of the General Partner’s Partnership Units having the same Class designation as the redeemed REIT Shares for an equivalent purchase price based on the application of the Conversion Factor for that Class of Partnership Units.
6.11    No Duplication of Fees or Expenses. The Partnership may not incur or be responsible for any fee or expense (in connection with the Offering or otherwise) that would be duplicative of fees and expenses paid by the General Partner.
ARTICLE 7

CHANGES IN GENERAL PARTNER

7.1    Transfer of the General Partner’s Partnership Interest.
(c)    The General Partner shall not transfer all or any portion of its General Partnership Interest or withdraw as General Partner except as provided in, or in connection with a transaction contemplated by, Sections 7.1(c), 7.1(d) or 7.1(e).
(d)    The General Partner agrees that its Percentage Interest will at all times be in the aggregate, at least 0.1%.
(e)    Except as otherwise provided in Section 6.4(b) or Section 7.1(d) or 7.1(e) hereof, the General Partner shall not engage in any merger, consolidation or other combination with or into another Person or sale of all or substantially all of its assets (other than in connection with a change in the General Partner’s state of incorporation or organizational form) in each case which results in a change of control of the General Partner (a “Transaction”), unless:
(i)    the consent of Limited Partners holding more than 50% of the Percentage Interests and the consent of the Special OP Unitholder is obtained;
(ii)    as a result of such Transaction: (A) all Limited Partners will receive for each Partnership Unit of each Class (other than Special Units) an amount of cash, securities, or other property equal to the product of the Conversion Factor for that Class of Partnership Units and the greatest amount of cash, securities or other property paid in the Transaction to a holder of one REIT Share having the same Class designation as the Partnership Unit in consideration of such REIT Share, provided that if, in connection with the Transaction, a purchase, tender or exchange offer (“Offer”) shall have been made to and accepted by the holders of more than 50% of the outstanding REIT Shares, each holder of Partnership Units shall be given the option to exchange its Partnership Units for the greatest amount of cash, securities, or other property which a Limited Partner holding Partnership Units would have received had it (1) exercised its Redemption Right and (2) sold, tendered or exchanged pursuant to the Offer the REIT Shares received upon exercise of the Redemption Right immediately prior to the expiration of the Offer and (B) the Special OP Unitholder will receive for the Special OP Units an amount of cash, securities or other property (as applicable based upon the type of consideration and the proportions thereof paid to holders of REIT Shares in the Transaction) determined as set forth pursuant to Section 5.2(b) or Section 8.5 hereof, as applicable; or
(iii)    the General Partner is the surviving entity in the Transaction and either (A) the holders of REIT Shares do not receive cash, securities, or other property in the Transaction or (B) all Limited Partners (other than the General Partner or any Subsidiary) receive (1) in exchange for their Partnership Units of each Class (other than the Special Units), an amount of cash, securities, or other property (expressed as an amount per REIT Share) that is no less than the product of the Conversion Factor for that Class of Partnership Units and the greatest amount of cash, securities, or other property (expressed as an amount per REIT Share) received in the Transaction by any holder of REIT Shares having the same Class designation as the Partnership Units being exchanged, and (2) the Special OP Unitholder receives in exchange for the Special OP Units, an amount of cash, securities or other property (as applicable based upon the type of consideration and the proportions thereof paid to holders of REIT Shares in the Transaction) determined as set forth pursuant to Section 8.5(a) hereof.
(f)    Notwithstanding Section 7.1(c), the General Partner may merge with or into or consolidate with another entity if immediately after such merger or consolidation (i) substantially all of the assets of the successor or surviving entity (the “Survivor”), other than Partnership Units held by the General Partner, are contributed, directly or indirectly, to the Partnership as a Capital Contribution in exchange for Partnership Units with a fair market value equal to the value of the assets so contributed as determined by the Survivor in good faith and (ii) the Survivor expressly agrees to assume all obligations of the General Partner, as appropriate, hereunder. Upon such contribution and assumption, the Survivor shall have the right and duty to amend this Agreement as set forth in this Section 7.1(d). The Survivor shall in good faith arrive at a new method for the calculation of the Cash Amount, the REIT Shares Amount and Conversion Factor for a Partnership Unit of each Class after any such merger or consolidation so as to approximate the existing method for such calculation as closely as reasonably possible. Such calculation shall take into account, among other things, the kind and amount of securities, cash and other property that was receivable upon such merger or consolidation by a holder of REIT Shares of each Class or options, warrants or other rights relating thereto, and which a holder of Partnership Units of any Class could have acquired had such Partnership Units been exchanged immediately prior to such merger or consolidation. Such amendment to this Agreement shall provide for adjustment to such method of calculation, which shall be as nearly equivalent as may be practicable to the adjustments provided for with respect to the Conversion Factor for each Class of Partnership Units. The Survivor also shall in good faith modify the definition of REIT Shares and make such amendments to Sections 8.4 and 8.5 hereof so as to approximate the existing rights and obligations set forth in Sections 8.4 and 8.5 as closely as reasonably possible. The above provisions of this Section 7.1(d) shall similarly apply to successive mergers or consolidations permitted hereunder.
(g)    Notwithstanding Section 7.1(c),
(i)    a General Partner may transfer all or any portion of its General Partnership Interest to (A) a wholly-owned Subsidiary of such General Partner or (B) the owner of all of the ownership interests of such General Partner, and following a transfer of all of its General Partnership Interest, may withdraw as General Partner; and
(ii)    the General Partner may engage in any transaction that is not required to be submitted to the vote of the holders of the REIT Shares by (A) law or (B) the rules of any national securities exchange on which one or more Classes of REIT Shares are Listed.
7.2    Admission of a Substitute or Additional General Partner. A Person shall be admitted as a substitute or additional General Partner of the Partnership only if the following terms and conditions are satisfied:
(a)    the Person to be admitted as a substitute or additional General Partner shall have accepted and agreed to be bound by all the terms and provisions of this Agreement by executing a counterpart thereof and such other documents or instruments as may be required or appropriate in order to effect the admission of such Person as a General Partner, and a certificate evidencing the admission of such Person as a General Partner shall have been filed for recordation and all other actions required by Section 2.5 hereof in connection with such admission shall have been performed;
(b)    if the Person to be admitted as a substitute or additional General Partner is a corporation or a partnership it shall have provided the Partnership with evidence satisfactory to counsel for the Partnership of such Person’s authority to become a General Partner and to be bound by the terms and provisions of this Agreement; and
(c)    counsel for the Partnership shall have rendered an opinion (relying on such opinions from other counsel and the state or any other jurisdiction as may be necessary) that (x) the admission of the person to be admitted as a substitute or additional General Partner is in conformity with the Act and (y) none of the actions taken in connection with the admission of such Person as a substitute or additional General Partner will cause (i) the Partnership to be classified other than as a partnership for federal tax purposes, or (ii) the loss of any Limited Partner’s limited liability.
7.3    Effect of Bankruptcy, Withdrawal, Death or Dissolution of a General Partner.
(a)    Upon the occurrence of an Event of Bankruptcy as to the sole remaining General Partner (and its removal pursuant to Section 7.4(a) hereof) or the death, withdrawal, deemed removal or dissolution of the sole remaining General Partner (except that, if the sole remaining General Partner is on the date of such occurrence a partnership, the withdrawal, death, dissolution, Event of Bankruptcy as to, or removal of a partner in, such partnership shall be deemed not to be a dissolution of such General Partner if the business of such General Partner is continued by the remaining partner or partners), the Partnership shall be dissolved and terminated unless the Partnership is continued pursuant to Section 7.3(b) hereof. The merger of the General Partner with or into any entity that is admitted as a substitute or successor General Partner pursuant to Section 7.2 hereof shall not be deemed to be the withdrawal, dissolution or removal of the General Partner.
(b)    Following the occurrence of an Event of Bankruptcy as to the sole remaining General Partner (and its removal pursuant to Section 7.4(a) hereof) or the death, withdrawal, removal or dissolution of the sole remaining General Partner (except that, if the sole remaining General Partner is, on the date of such occurrence, a partnership, the withdrawal of, death, dissolution, Event of Bankruptcy as to, or removal of a partner in, such partnership shall be deemed not to be a dissolution of such General Partner if the business of such General Partner is continued by the remaining partner or partners), the Limited Partners, within ninety (90) days after such occurrence, may elect to continue the business of the Partnership for the balance of the term specified in Section 2.4 hereof by selecting, subject to Section 7.2 hereof and any other provisions of this Agreement, a substitute General Partner by consent of a majority in interest of the Limited Partners. If the Limited Partners elect to continue the business of the Partnership and admit a substitute General Partner, the relationship with the Partners and of any Person who has acquired an interest of a Partner in the Partnership shall be governed by this Agreement.

7.4    Removal of a General Partner.
(a)    Upon the occurrence of an Event of Bankruptcy as to, or the dissolution of, a General Partner, such General Partner shall be deemed to be removed automatically; provided, however, that if a General Partner is on the date of such occurrence a partnership, the withdrawal, death or dissolution of, Event of Bankruptcy as to, or removal of, a partner in, such partnership shall be deemed not to be a dissolution of the General Partner if the business of such General Partner is continued by the remaining partner or partners. The Limited Partners may not remove the General Partner, with or without cause.
(b)    If a General Partner has been removed pursuant to this Section 7.4 and the Partnership is continued pursuant to Section 7.3 hereof, such General Partner shall promptly transfer and assign its General Partnership Interest in the Partnership to the substitute General Partner approved by a majority in interest of the Limited Partners in accordance with Section 7.3(b) hereof and otherwise admitted to the Partnership in accordance with Section 7.2 hereof. At the time of assignment, the removed General Partner shall be entitled to receive from the substitute General Partner the fair market value of the General Partnership Interest of such removed General Partner as reduced by any damages caused to the Partnership by such General Partner. Such fair market value shall be determined by an appraiser mutually agreed upon by the General Partner and a majority in interest of the Limited Partners within ten (10) days following the removal of the General Partner. In the event that the parties are unable to agree upon an appraiser, the removed General Partner and a majority in interest of the Limited Partners each shall select an appraiser. Each such appraiser shall complete an appraisal of the fair market value of the removed General Partner’s General Partnership Interest within thirty (30) days of the General Partner’s removal, and the fair market value of the removed General Partner’s General Partnership Interest shall be the average of the two appraisals; provided, however, that if the higher appraisal exceeds the lower appraisal by more than 20% of the amount of the lower appraisal, the two appraisers, no later than forty (40) days after the removal of the General Partner, shall select a third appraiser who shall complete an appraisal of the fair market value of the removed General Partner’s General Partnership Interest no later than sixty (60) days after the removal of the General Partner. In such case, the fair market value of the removed General Partner’s General Partnership Interest shall be the average of the two appraisals closest in value.
(c)    The General Partnership Interest of a removed General Partner, until transfer under Section 7.4(b), shall be converted to that of a special Limited Partner; provided, however, such removed General Partner shall not have any rights to participate in the management and affairs of the Partnership, and shall not be entitled to any portion of the income, expense, profit, gain or loss allocations or cash distributions allocable or payable, as the case may be, to the Limited Partners. Instead, such removed General Partner shall receive and be entitled only to retain distributions or allocations of such items that it would have been entitled to receive in its capacity as General Partner, until the transfer is effective pursuant to Section 7.4(b).
(d)    All Partners shall have given and hereby do give such consents, shall take such actions and shall execute such documents as shall be legally necessary, desirable and sufficient to effect all the foregoing provisions of this Section.

ARTICLE 8

RIGHTS AND OBLIGATIONS OF THE LIMITED PARTNERS
8.1    Management of the Partnership. The Limited Partners shall not participate in the management or control of Partnership business nor shall they transact any business for the Partnership, nor shall they have the power to sign for or bind the Partnership, such powers being vested solely and exclusively in the General Partner.
8.2    Power of Attorney. Each Limited Partner hereby irrevocably appoints the General Partner its true and lawful attorney-in-fact, who may act for each Limited Partner and in its name, place and stead, and for its use and benefit, to sign, acknowledge, swear to, deliver, file or record, at the appropriate public offices, any and all documents, certificates, and instruments as may be deemed necessary or desirable by the General Partner to carry out fully the provisions of this Agreement and the Act in accordance with their terms, which power of attorney is coupled with an interest and shall survive the death, dissolution or legal incapacity of the Limited Partner, or the transfer by the Limited Partner of any part or all of its Partnership Interest.
8.3    Limitation on Liability of Limited Partners. No Limited Partner shall be liable for any debts, liabilities, contracts or obligations of the Partnership. A Limited Partner shall be liable to the Partnership only to make payments of its Capital Contribution, if any, as and when due hereunder. After its Capital Contribution is fully paid, no Limited Partner shall, except as otherwise required by the Act, be required to make any further Capital Contributions or other payments or lend any funds to the Partnership.
8.4    Redemption Right.
(a)    Subject to Sections 8.4(b), 8.4(c), 8.4(d), 8.4(e), 8.4(f) and 8.5 hereof, the provisions of any agreements between the Partnership and one or more Limited Partners with respect to Partnership Units held by them, each Limited Partner, other than the General Partner (except as permitted below), shall, after holding its Partnership Units for at least one year (other than the Advisor and its Affiliates), have the right (subject to the terms and conditions set forth herein) to require the Partnership to redeem (a “Redemption”) all or a portion of the Partnership Units (other than Special OP Units), held by such Limited Partner (such Units, the “Tendered Units”), in exchange (a “Redemption Right”), alternatively, for either REIT Shares having the same Class designation as the Partnership Units subject to the Redemption Right or the Cash Amount, as determined by the General Partner in its sole discretion. The consideration payable in respect of Tendered Units shall be issued or paid, as the case may be, on the Specified Redemption Date. Any Redemption Right shall be exercised pursuant to a Notice of Redemption delivered to the Partnership (with a copy to the General Partner) by the Limited Partner exercising the Redemption Right (the “Tendering Party”). A Limited Partner may not exercise the Redemption Right for less than 1,000 Partnership Units or, if such Limited Partner holds less than 1,000 Partnership Units, all of the Partnership Units held by such Partner. The Tendering Party shall have no right, with respect to any Partnership Units so redeemed, to receive any distribution paid with respect to Partnership Units if the record date for such distribution is on or after the Specified Redemption Date. Notwithstanding the foregoing, the General Partner will be entitled to have its Partnership Units redeemed for the Cash Amount

(an “Asset Acquisition Redemption”), at any time and under the circumstances described in Section 5.6 hereof.
(b)    If the General Partner elects to cause the Tendered Units to be exchanged for REIT Shares having the same Class designation as the Tendered Units rather than the Cash Amount, then the Partnership shall direct the General Partner to issue and deliver such REIT Shares to the Tendering Party pursuant to the terms set forth in this Section 8.4(b), in which case, (i) the General Partner, acting as a distinct legal entity, shall assume directly the Partnership’s redemption obligation with respect thereto and shall satisfy the Tendering Party’s exercise of its Redemption Right, and (ii) such transaction shall be treated, for federal income tax purposes, as a transfer by the Tendering Party of such Tendered Units to the General Partner in exchange for REIT Shares. The percentage of the Tendered Units which are to be so exchanged for REIT Shares (rather than the Cash Amount) is referred to as the “Applicable Percentage.” In making such election to exchange Tendered Units for cash or REIT Shares, the General Partner shall act in a fair, equitable and reasonable manner that neither prefers one group or class of Limited Partners over another nor discriminates against a group or class of Limited Partners. If the General Partner determines to redeem any Tendered Units for REIT Shares, rather than the Cash Amount, on the Specified Redemption Date, the Tendering Party shall sell such number of the Tendered Units to the General Partner in exchange for a number of REIT Shares having the same Class designation as the Tendered Units equal to the product of the REIT Shares Amount and the Applicable Percentage. Such amount of REIT Shares having the same Class designation as the Tendered Units shall be delivered by the General Partner as duly authorized, validly issued, fully paid and nonassessable REIT Shares, free of any pledge, lien, encumbrance or restriction, other than the Ownership Limit (as calculated in accordance with the Charter) and other restrictions provided in the Articles of Incorporation, the bylaws of the General Partner, the Securities Act and relevant state securities or “blue sky” laws. Notwithstanding the provisions of Section 8.4(a) and this Section 8.4(b), the Tendering Parties shall have no rights under this Agreement that would otherwise be prohibited under the Charter.
(c)    In connection with an exercise of Redemption Rights pursuant to this Section 8.4, the Tendering Party shall submit the following to the General Partner, in addition to the Notice of Redemption:
(iii)    A written affidavit, dated the same date as the Notice of Redemption, (a) disclosing the actual and constructive ownership, as determined for purposes of Code Sections 856(a)(6) and 856(h), of REIT Shares by (i) such Tendering Party and (ii) any Related Party and (b) representing that, after giving effect to the Redemption, neither the Tendering Party nor any Related Party will own REIT Shares in excess of the Ownership Limit (or, if applicable the Excepted Holder Limit);
(iv)    A written representation that neither the Tendering Party nor any Related Party has any intention to acquire any additional REIT Shares prior to the closing of the Redemption on the Specified Redemption Date; and
(v)    An undertaking to certify, at and as a condition to the closing of the Redemption on the Specified Redemption Date, that either (a) the actual and constructive ownership of REIT Shares by the Tendering Party and any Related Party remain unchanged from that disclosed in the affidavit required by Section 8.4(c)(i) or (b) after giving effect to the Redemption, neither the Tendering Party nor any Related Party shall own REIT Shares in violation of the Ownership Limit (or, if applicable, the Excepted Holder Limit).
(vi)    Any other documents as the General Partner may reasonably require in connection with the issuance of REIT Shares upon the exercise of the Redemption Right.
(d)    Any Cash Amount to be paid to a Tendering Party pursuant to this Section 8.4 shall be paid on the Specified Redemption Date; provided, however, that the General Partner may elect to cause the Specified Redemption Date to be delayed for up to an additional 180 days to the extent required for the General Partner to provide financing to be used to make such payment of the Cash Amount, by causing the issuance of additional REIT Shares or otherwise. Notwithstanding the foregoing, the General Partner agrees to use its commercially reasonable efforts to cause the closing of the acquisition of Tendered Units hereunder to occur as quickly as reasonably possible.
(e)    Notwithstanding any other provision of this Agreement, the General Partner shall place appropriate restrictions on the ability of the Limited Partners to exercise their Redemption Rights to prevent, among other things, (i) any person from owning shares in excess of the Ownership Limit and the Excepted Holder Limit, (ii) the General Partner’s common stock from being owned by less than 100 persons, (iii) the General Partner from being “closely held” within the meaning of Section 856(h) of the Code, (iv) violations or what would be likely to constitute a violation of any applicable federal or state securities law, (v) violations of any provision of the General Partner’s Charter or Bylaws and (vi) as and if deemed necessary to ensure that the Partnership does not constitute a “publicly traded partnership” under Section 7704 of the Code. If and when the General Partner determines that imposing such restrictions is necessary, the General Partner shall give prompt written notice thereof (a “Restriction Notice”) to each of the Limited Partners holding Partnership Units, which notice shall be accompanied by a copy of an opinion of counsel to the Partnership which states that, in the opinion of such counsel, restrictions are necessary in order to avoid having the Partnership be treated as a “publicly traded partnership” under Section 7704 of the Code.
(f)    A redemption fee may be charged in connection with an exercise of Redemption Rights pursuant to this Section 8.4.
8.5    Redemption or Conversion of Special OP Units and Partnership Units owned by the Advisor or its Affiliates.
(a)    Termination Events. In connection with: (i) a Listing, (ii) a merger, consolidation or sale of substantially all of the Partnership’s assets, a purchase, tender or exchange offer accepted by the holders of more than 50% of the outstanding REIT Shares, or any similar transaction, (iii) any transaction pursuant to which a majority of the Directors then in office are replaced or removed which is not otherwise described in (ii) above, or (iv) the termination or nonrenewal of the Advisory Agreement for any reason other than by the Advisor and other than in connection with (i), (ii) or (iii) above (the events described in (i) through (iv) are hereinafter referred to individually as a “Termination Event” and collectively as the “Termination Events”), then at the election of the Special OP Unitholder, and as further provided in Section 8.5(b) below, such holder may (1) exchange its Special OP Units for Class A Units, (2) exchange its Special OP Units for Class A Units and immediately thereafter redeem its Class A Units received in such exchange pursuant to Section 8.5(b) hereof, or (3) retain its Special OP Units.
(b)    Special OP Unit Exchange; Redemption of Partnership Units of the Special OP Unitholder, the Advisor or its Affiliates; Entitlement to Distributions.
(vii)    If the Special OP Unitholder elects to exchange its Special OP Units for Class A Units in connection with a Termination Event, then the Special OP Units shall be exchanged for a number of Class A Units (the “Special OP Unit Value”) equal in value to the aggregate amount of distributions that would have been made with respect to the Special OP Units under Section 5.2(b)(ii) if all assets (subject to their liabilities) of the Partnership were sold for their fair market value, as determined in good faith by the Directors of the General Partner in office prior to the Termination Event and in the manner set forth below, any remaining liabilities of the Partnership were satisfied in full in cash according to their terms and assuming for these purposes that all such remaining liabilities had matured, and Net Sales Proceeds (after satisfaction of such liabilities) were distributed in full pursuant to Section 5.2(b). The Special OP Unit Value shall be determined (1) in connection with a Termination Event described in Section 8.5(a)(i) above, by reference to the market value of the Class A REIT Shares based upon the average closing price, or average of bid and asked prices (if closing prices are not available) during a period of thirty (30) days during which such shares are traded beginning 90 days after the Listing; (2) in connection with a Termination Event described in Section 8.5(a)(ii) above, by reference to the value of the consideration received or to be received by the holders of Class A REIT Shares and the implied value of the assets and liabilities of the General Partner and the Partnership as a result thereof, or (3) in connection with a Termination Event described in Sections 8.5(a)(iii) or 8.5(a)(iv) above, by reference to the fair market value of the assets and liabilities of the General Partner and the Partnership as determined by an independent third party mutually agreed to by the Partnership on the one hand and the holder of the applicable Special OP Units on the other. The valuation mechanisms referred to in the immediately preceding clauses (1) through (3) are hereinafter referred to as the “Valuation Mechanisms”. If multiple Termination Events are triggered in connection with a series of related events, the Special OP Unitholder, in its sole discretion, may determine which Valuation Mechanism should be used to value the Class A Units and determine the Special OP Unit Value. In the case of any Termination Event other than a Listing, the exchange of the Special OP Units for Class A Units shall occur simultaneously with the occurrence or consummation of such Termination Event or as soon as is reasonably practicable thereafter, and in the case of a Listing, the exchange of the Special OP Units for Class A Units shall occur within 125 days after the Listing shall have occurred.
(viii)    If the Special OP Unitholder elects to receive Class A Units in exchange for its Special OP Units in connection with the Termination Event but not to have such Class A Units redeemed, then such Class A Units shall thereafter be subject to all of the applicable provisions of this Agreement, including Section 8.5(d) hereof. If the Special OP Unitholder elects to immediately redeem its Class A Units, then the Special OP Unitholder shall receive, at its option, upon redemption of such Partnership Units, cash (or in the case of a Termination Event described in Section 8.5(a)(iv) hereof, a non-interest bearing promissory note) or Class A REIT Shares with an aggregate value equal to the Special OP Unit Value as determined under subsection (i) of this Section 8.5(b). Notwithstanding anything to the contrary above, in the case of any Termination Event described in Section 8.5(a)(iv) hereof, the holder may elect to receive, at its option, upon redemption of such Class A Units, a non-interest bearing promissory note or Class A REIT Shares. If the holder elects payment in the form of a non-interest bearing promissory note, such non-interest bearing promissory note shall be payable in 12 equal quarterly installments, provided, however, that no payment will be made in any quarter in which such payment would impair the General Partner’s capital or jeopardize the General Partner’s REIT status, in which case any such payment or payments shall be delayed until the next quarter in which payment would not impair the General Partner's capital or jeopardize the General Partner's REIT status.
(ix)    Notwithstanding anything to the contrary contained in Section 8.4 hereof, if in connection with a Termination Event the Advisor and any of its Affiliates hold Class A Units that were not received in connection with such Termination Event, such holder or holders may elect, in the holder’s sole discretion, to have such Class A Units valued in the manner set forth in Section 8.5(b)(i) and, using the applicable Valuation Mechanism, redeemed for the resulting amount of consideration. Such consideration shall be payable in the same form and at the same time that any consideration that would be payable upon a redemption described in subparagraph (i) or (ii) of this Section 8.5(b) would be due.
(x)    In connection with a Termination Event, the Special OP Unitholder may elect not to have the Special OP Units exchanged for Class A Units. In such event, the Special OP Unitholder shall receive a cash distribution or a non-interest bearing promissory note equal to the aggregate amount that the Special OP Unitholder would have been entitled to receive under subparagraph (ii) of this Section 8.5(b) above if the Special OP Unitholder had elected to exchange the Special OP Units into Class A Units which were thereafter immediately redeemed; provided, however that the Special OP Units shall not, under such circumstances, be exchanged for Class A Units and shall instead remain outstanding and subject to all of the applicable provisions of this Agreement.
(xi)    If Class A REIT Shares are to be issued in connection with the redemption of Class A Units pursuant to this Section 8.5(b), then the General Partner shall issue such Class A REIT Shares in accordance herewith and the exchange of Class A Units shall be treated in accordance with Section 8.4(b) as if the Class A Units were Tendered Units. All cash payments required to be made pursuant to this Section 8.5 shall be made by wire transfer of immediately available funds to an account designated by the recipient of such payment.
(c)    Limitation on Exchange and Redemption. Notwithstanding anything herein to the contrary, no exchange or redemption pursuant to Section 8.5(b) shall be permitted unless and until OP Unitholders have received (or are deemed to have received pursuant to the deemed valuations set forth in such sections) aggregate, cumulative distributions from the Partnership to OP Unitholders for all years from operating income, sales proceeds and other sources in an amount equal to (i) the sum of the aggregate capital contributions to the Partnership by the OP Unitholders for all years plus (ii) an 6.0% cumulative non-compounded annual pre-tax return on the amount described in the immediately preceding subclause (i).

(d)    Redemption of Partnership Units Following a Termination Event. If the Advisor or any of its Affiliates retains any of their Class A Units following a Termination Event, the Advisor and its Affiliates shall have the right to redeem such Partnership Units pursuant to all of the terms and conditions of Section 8.4 hereof; provided, however, that the holder of such Class A Units and not the General Partner shall be entitled to elect cash or Class A REIT Shares.
ARTICLE 9

TRANSFERS OF LIMITED PARTNERSHIP INTERESTS
9.1    Purchase for Investment.
(c)    Each Limited Partner hereby represents and warrants to the General Partner and to the Partnership that the acquisition of his Partnership Interest is made as a principal for his account for investment purposes only and not with a view to the resale or distribution of such Partnership Interest.
(d)    Each Limited Partner agrees that he will not sell, assign or otherwise transfer his Partnership Interest or any fraction thereof, whether voluntarily or by operation of law or at judicial sale or otherwise, to any Person who does not make the representations and warranties to the General Partner set forth in Section 9.1(a) above and similarly agree not to sell, assign or transfer such Partnership Interest or fraction thereof to any Person who does not similarly represent, warrant and agree.
9.2    Restrictions on Transfer of Limited Partnership Interests.
(e)    Subject to the provisions of Section 9.2(b) and 9.2(c), no Limited Partner may offer, sell, assign, hypothecate, pledge or otherwise transfer all or any portion of his Limited Partnership Interest, or any of such Limited Partner’s economic rights as a Limited Partner, whether voluntarily or by operation of law or at judicial sale or otherwise (collectively, a “Transfer”) without the prior consent of the General Partner, which consent may be granted or withheld in its sole and absolute discretion. Any such purported transfer undertaken without such consent shall be considered to be null and void ab initio and shall not be given effect. The General Partner may require, as a condition of any Transfer to which it consents, that the transferor assume all costs incurred by the Partnership in connection therewith.
(f)    No Limited Partner may withdraw from the Partnership other than: (i) as a result of a permitted Transfer (i.e., a Transfer consented to as contemplated by clause (a) above or clause (c) below or a Transfer pursuant to Section 9.5 below) of all of its Partnership Interest pursuant to this Article 9, (ii) pursuant to a redemption of all of its Partnership Units pursuant to Section 8.4 or (iii) pursuant to the redemption of the Limited Partner’s Special OP Units and Partnership Units pursuant to Section 8.5. Upon the permitted Transfer or redemption of all of a Limited Partner’s Partnership Units and Special OP Units, if any, such Limited Partner shall cease to be a Limited Partner.

(g)    Notwithstanding Section 9.2(a) and subject to Sections 9.2(d), 9.2(e) and 9.2(f) below, a Limited Partner may not Transfer, without the prior consent of the General Partner, which consent will not be unreasonably withheld, all or a portion of its Partnership Interest to (i) a parent or parent’s spouse, natural or adopted descendant or descendants, spouse of such descendant, or brother or sister, or a trust created by such Limited Partner for the benefit of such Limited Partner and/or any such person(s), of which trust such Limited Partner or any such person(s) is a trustee, (ii) a corporation controlled by a Person or Persons named in (i) above, or (iii) if the Limited Partner is an entity, its beneficial owners.
(h)    No Limited Partner may effect a Transfer of its Limited Partnership Interest, in whole or in part, if, in the opinion of legal counsel for the Partnership, such proposed Transfer would require the registration of the Limited Partnership Interest under the Securities Act or would otherwise violate any applicable federal or state securities or blue sky law (including investment suitability standards).
(i)    No Transfer by a Limited Partner of its Partnership Interest, in whole or in part, may be made to any Person if (i) in the opinion of legal counsel for the Partnership, the transfer would result in the Partnership’s being treated as an association taxable as a corporation (other than a qualified REIT subsidiary within the meaning of Section 856(i) of the Code), (ii) in the opinion of legal counsel for the Partnership, it would adversely affect the ability of the General Partner to continue to qualify as a REIT or subject the General Partner to any additional taxes under Section 857 or Section 4981 of the Code, or (iii) such transfer is effectuated through an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code.
(j)    No Transfer by a Limited Partner of any Partnership Interest may be made to a lender to the Partnership or any Person who is related (within the meaning of Regulations Section 1.752-4(b)) to any lender to the Partnership whose loan constitutes a nonrecourse liability (within the meaning of Regulations Section 1.752-1(a)(2)), without the consent of the General Partner, which may be withheld in its sole and absolute discretion, provided that as a condition to such consent the lender will be required to enter into an arrangement with the Partnership and the General Partner to exchange or redeem for the Cash Amount any Partnership Units in which a security interest is held simultaneously with the time at which such lender would be deemed to be a Partner in the Partnership for purposes of allocating liabilities to such lender under Section 752 of the Code.
(k)    Any Transfer in contravention of any of the provisions of this Article 9 shall be void and ineffectual and shall not be binding upon, or recognized by, the Partnership.
(l)    Prior to the consummation of any Transfer under this Article 9, the transferor and/or the transferee shall deliver to the General Partner such opinions, certificates and other documents as the General Partner shall request in connection with such Transfer.
9.3    Admission of Substitute Limited Partner.

(g)    Subject to the other provisions of this Article 9, an assignee of the Limited Partnership Interest of a Limited Partner (which shall be understood to include any purchaser, transferee, donee, or other recipient of any disposition of such Limited Partnership Interest) shall be deemed admitted as a Limited Partner of the Partnership only with the consent of the General Partner, which consent may be granted or withheld in its sole and absolute discretion, and upon the satisfactory completion of the following:
(i)    The assignee shall have accepted and agreed to be bound by the terms and provisions of this Agreement by executing a counterpart or an amendment thereof, including a revised Exhibit A, and such other documents or instruments as the General Partner may require in order to effect the admission of such Person as a Limited Partner.
(ii)    To the extent required, an amended Certificate evidencing the admission of such Person as a Limited Partner shall have been signed, acknowledged and filed for record in accordance with the Act.
(iii)    The assignee shall have delivered a letter containing the representation set forth in Section 9.1(a) hereof and the agreement set forth in Section 9.1(b) hereof.
(iv)    If the assignee is a corporation, partnership or trust, the assignee shall have provided the General Partner with evidence satisfactory to counsel for the Partnership of the assignee’s authority to become a Limited Partner under the terms and provisions of this Agreement.
(v)    The assignee shall have executed a power of attorney containing the terms and provisions set forth in Section 8.2 hereof.
(vi)    The assignee shall have paid all legal fees and other expenses of the Partnership and the General Partner and filing and publication costs in connection with its substitution as a Limited Partner.
(vii)    The assignee has obtained the prior written consent of the General Partner to its admission as a Substitute Limited Partner, which consent may be given or denied in the exercise of the General Partner’s sole and absolute discretion.
(h)    For the purpose of allocating profits and losses and distributing cash received by the Partnership, a Substitute Limited Partner shall be treated as having become, and appearing in the records of the Partnership as, a Partner upon the filing of the Certificate described in Section 9.3(a)(ii) hereof or, if no such filing is required, the later of the date specified in the transfer documents or the date on which the General Partner has received all necessary instruments of transfer and substitution.
(i)    The General Partner shall cooperate with the Person seeking to become a Substitute Limited Partner by preparing the documentation required by this Section and making all official filings and publications. The Partnership shall take all such action as promptly as practicable after the satisfaction of the conditions in this Article 9 to the admission of such Person as a Limited Partner of the Partnership.

9.4    Rights of Assignees of Partnership Interests.
(e)    Subject to the provisions of Sections 9.1 and 9.2 hereof, except as required by operation of law, the Partnership shall not be obligated for any purposes whatsoever to recognize the assignment by any Limited Partner of its Partnership Interest until the Partnership has received notice thereof.
(f)    Any Person who is the assignee of all or any portion of a Limited Partner’s Limited Partnership Interest, but does not become a Substitute Limited Partner and desires to make a further assignment of such Limited Partnership Interest, shall be subject to all the provisions of this Article 9 to the same extent and in the same manner as any Limited Partner desiring to make an assignment of its Limited Partnership Interest.
9.5    Effect of Bankruptcy, Death, Incompetence or Termination of a Limited Partner. The occurrence of an Event of Bankruptcy as to a Limited Partner, the death of a Limited Partner or a final adjudication that a Limited Partner is incompetent (which term shall include, but not be limited to, insanity) shall not cause the termination or dissolution of the Partnership, and the business of the Partnership shall continue if an order for relief in a bankruptcy proceeding is entered against a Limited Partner, the trustee or receiver of his estate or, if he dies, his executor, administrator or trustee, or, if he is finally adjudicated incompetent, his committee, guardian or conservator, shall have the rights of such Limited Partner for the purpose of settling or managing his estate property and such power as the bankrupt, deceased or incompetent Limited Partner possessed to assign all or any part of his Partnership Interest and to join with the assignee in satisfying conditions precedent to the admission of the assignee as a Substitute Limited Partner.
9.6    Joint Ownership of Interests. A Partnership Interest may be acquired by two individuals as joint tenants with right of survivorship, provided that such individuals either are married or are related and share the same home as tenants in common. The written consent or vote of both owners of any such jointly held Partnership Interest shall be required to constitute the action of the owners of such Partnership Interest; provided, however, that the written consent of only one joint owner will be required if the Partnership has been provided with evidence satisfactory to the counsel for the Partnership that the actions of a single joint owner can bind both owners under the applicable laws of the state of residence of such joint owners. Upon the death of one owner of a Partnership Interest held in a joint tenancy with a right of survivorship, the Partnership Interest shall become owned solely by the survivor as a Limited Partner and not as an assignee. The Partnership need not recognize the death of one of the owners of a jointly-held Partnership Interest until it shall have received notice of such death. Upon notice to the General Partner from either owner, the General Partner shall cause the Partnership Interest to be divided into two equal Partnership Interests, which shall thereafter be owned separately by each of the former owners.
ARTICLE 10

BOOKS AND RECORDS; ACCOUNTING; TAX MATTERS
10.1    Books and Records. At all times during the continuance of the Partnership, the Partners shall keep or cause to be kept at the Partnership’s specified office true and complete books of account in accordance with generally accepted accounting principles, including: (a) a current list of the full name and last known business address of each Partner, (b) a copy of the Certificate of Limited Partnership and all Certificates of amendment thereto, (c) copies of the Partnership’s federal, state and local income tax returns and reports, (d) copies of this Agreement and amendments thereto and any financial statements of the Partnership for the three most recent years and (e) all documents and information required under the Act. Any Partner or its duly authorized representative, upon paying the costs of collection, duplication and mailing, shall be entitled to inspect or copy such records during ordinary business hours.
10.2    Custody of Partnership Funds; Bank Accounts.
(j)    All funds of the Partnership not otherwise invested shall be deposited in one or more accounts maintained in such banking or brokerage institutions as the General Partner shall determine, and withdrawals shall be made only on such signature or signatures as the General Partner may, from time to time, determine
(k)    All deposits and other funds not needed in the operation of the business of the Partnership may be invested by the General Partner in investment grade instruments (or investment companies whose portfolio consists primarily thereof), government obligations, certificates of deposit, bankers’ acceptances and municipal notes and bonds. The funds of the Partnership shall not be commingled with the funds of any other Person except for such commingling as may necessarily result from an investment in those investment companies permitted by this Section 10.2(b).
10.3    Fiscal and Taxable Year. The fiscal and taxable year of the Partnership shall be the calendar year.
10.4    Annual Tax Information and Report. Within seventy-five (75) days after the end of each fiscal year of the Partnership, the General Partner shall furnish to each person who was a Limited Partner at any time during such year the tax information necessary to file such Limited Partner’s individual tax returns as shall be reasonably required by law.
10.5    Tax Matters Partner; Tax Elections; Special Basis Adjustments.
(a)    The General Partner shall be the Tax Matters Partner of the Partnership within the meaning of Section 6231(a)(7) of the Code. As Tax Matters Partner, the General Partner shall have the right and obligation to take all actions authorized and required, respectively, by the Code for the Tax Matters Partner. The General Partner shall have the right to retain professional assistance in respect of any audit of the Partnership by the Service and all out-of-pocket expenses and fees incurred by the General Partner on behalf of the Partnership as Tax Matters Partner shall constitute Partnership expenses. In the event the General Partner receives notice of a final Partnership adjustment under Section 6223(a)(2) of the Code, the General Partner shall either (i) file a court petition for judicial review of such final adjustment within the period provided under Section 6226(a) of the Code, a copy of which petition shall be mailed to all Limited Partners on the date such petition is filed, or (ii) mail a written notice to all Limited Partners, within such period, that describes the General Partner’s reasons for determining not to file such a petition.

(b)    All elections required or permitted to be made by the Partnership under the Code or any applicable state or local tax law shall be made by the General Partner in its sole and absolute discretion.
(c)    In the event of a transfer of all or any part of the Partnership Interest of any Partner, the Partnership, at the option of the General Partner, may elect pursuant to Section 754 of the Code to adjust the basis of the Partnership’s assets. Notwithstanding anything contained in Article 5 of this Agreement, any adjustments made pursuant to Section 754 of the Code shall affect only the successor in interest to the transferring Partner and in no event shall be taken into account in establishing, maintaining or computing Capital Accounts for the other Partners for any purpose under this Agreement. Each Partner will furnish the Partnership with all information necessary to give effect to such election.
10.6    Reports to Limited Partners.
(a)    As soon as practicable after the close of each fiscal quarter (other than the last quarter of the fiscal year), the General Partner shall cause to be mailed to each Limited Partner a quarterly report containing financial statements of the Partnership, or of the General Partner if such statements are prepared solely on a consolidated basis with the General Partner, for such fiscal quarter, presented in accordance with generally accepted accounting principles. As soon as practicable after the close of each fiscal year, the General Partner shall cause to be mailed to each Limited Partner an annual report containing financial statements of the Partnership, or of the General Partner if such statements are prepared solely on a consolidated basis with the General Partner, for such fiscal year, presented in accordance with generally accepted accounting principles. The annual financial statements shall be audited by accountants selected by the General Partner.
(b)    Any Partner shall further have the right to a private audit of the books and records of the Partnership at the expense of such Partner, provided such audit is made for Partnership purposes and is made during normal business hours.
10.7    Safe Harbor Election. The Partners agree that, in the event the Safe Harbor Regulation is finalized, the Partnership shall be authorized and directed to make the Safe Harbor Election and the Partnership and each Partner (including any person to whom an interest in the Partnership is transferred in connection with the performance of services) agrees to comply with all requirements of the Safe Harbor with respect to all interests in the Partnership transferred in connection with the performance of services while the Safe Harbor Election remains effective. The Tax Matters Partner shall be authorized to (and shall) prepare, execute, and file the Safe Harbor Election.
ARTICLE 11

AMENDMENT OF AGREEMENT; MERGER
The General Partner’s consent shall be required for any amendment to this Agreement. The General Partner, without the consent of the Limited Partners, may amend this Agreement in any respect or merge or consolidate the Partnership with or into any other partnership or business entity

(as defined in Section 17-211 of the Act) in a transaction pursuant to Section 7.1(c)(ii) or 7.1(c)(iii), 7.1(d) or 7.1(e) hereof; provided, however, that the following amendments and any other merger or consolidation of the Partnership shall require the consent of Limited Partners holding more than 67% of the Percentage Interests of the Limited Partners and the Special OP Unitholder:
(l)    any amendment affecting the operation of the Conversion Factor or the Redemption Right (except as provided in Section 7.4(d) or 7.1(d) hereof) in a manner adverse to the Limited Partners;
(m)    any amendment that would adversely affect the rights of the Limited Partners to receive the distributions payable to them hereunder, other than with respect to the issuance of additional Partnership Units pursuant to Section 4.2 hereof; or
(n)    any amendment that would alter the Partnership’s allocations of profit and loss to the Limited Partners, other than with respect to the issuance of additional Partnership Units pursuant to Section 4.2 hereof; and any amendment that would impose on any Limited Partner any obligation to make additional Capital Contributions to the Partnership or otherwise alter such Limited Partner’s right to receive distributions of cash or other property or allocations of items of income, gain, deduction loss or credit shall require the written consent of both the General Partner and any such Limited Partner. In addition, any amendment to Section 8.5 shall require the consent of the Special OP Unitholder, and any amendment to this Article 11 shall require the written consent of all Partners.
ARTICLE 12

GENERAL PROVISIONS
12.1    Notices. All communications required or permitted under this Agreement shall be in writing and shall be deemed to have been given when delivered personally or upon deposit in the United States mail, registered, postage prepaid return receipt requested, to the Partners at the addresses set forth in Exhibit A attached hereto; provided, however, that any Partner may specify a different address by notifying the General Partner in writing of such different address. Notices to the Partnership shall be delivered at or mailed to its specified office.
12.2    Survival of Rights. Subject to the provisions hereof limiting transfers, this Agreement shall be binding upon and inure to the benefit of the Partners and the Partnership and their respective legal representatives, successors, transferees and assigns.
12.3    Additional Documents. Each Partner agrees to perform all further acts and execute, swear to, acknowledge and deliver all further documents which may be reasonable, necessary, appropriate or desirable to carry out the provisions of this Agreement or the Act.
12.4    Severability. If any provision of this Agreement shall be declared illegal, invalid, or unenforceable in any jurisdiction, then such provision shall be deemed to be severable from this Agreement (to the extent permitted by law) and in any event such illegality, invalidity or unenforceability shall not affect the remainder hereof.

12.5    Entire Agreement. This Agreement and exhibits attached hereto constitute the entire Agreement of the Partners and supersede all prior written agreements and prior and contemporaneous oral agreements, understandings and negotiations with respect to the subject matter hereof.
12.6    Pronouns and Plurals. When the context in which words are used in the Agreement indicates that such is the intent, words in the singular number shall include the plural and the masculine gender shall include the neuter or female gender as the context may require.
12.7    Headings. The Article headings or sections in this Agreement are for convenience only and shall not be used in construing the scope of this Agreement or any particular Article.
12.8    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original copy and all of which together shall constitute one and the same instrument binding on all parties hereto, notwithstanding that all parties shall not have signed the same counterpart.
12.9    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware; provided, however, that any cause of action for violation of federal or state securities laws shall not be governed by this Section 12.9.

IN WITNESS WHEREOF, the parties hereto have hereunder affixed their signatures to this Agreement of Limited Partnership, all as of the 12th day of December, 2014.
GENERAL PARTNER:
HINES GLOBAL REIT II, INC., a Maryland corporation

By:	/s/ Sherri W. Schugart
Name:	Sherri W. Schugart
Title:	President and Chief Executive Officer
LIMITED PARTNER:
HINES GLOBAL REIT II ASSOCIATES LIMITED PARTNERSHIP

By:	/s/ Charles M. Baughn
Name:	Charles M. Baughn
Title:	Senior Managing Director/Chief Financial Officer

EXHIBIT A
PARTNERS, CAPITAL CONTRIBUTIONS AND PERCENTAGE INTERESTS
General Partner and Limited Partners (other than the Special OP Unitholder)

Partner	Cash Contribution as of August 15, 2014	Agreed Value of Non-Cash Capital Contribution	Partnership Units as of August 15, 2014	Percentage Interest as of August 15, 2014

GENERAL PARTNER:
Hines Global REIT II, Inc. 2800 Post Oak Boulevard, Suite 5000 Houston, Texas 77056-6118	$10,000	—	1,111.111 Class A Units	5.0%
ORIGINAL LIMITED PARTNER:
Hines Global REIT II Associates Limited Partnership 2800 Post Oak Boulevard, Suite 5000 Houston, Texas 77056-6118	$190,000	—	21,111.111 Class A Units	95.0%
TOTALS	$200,000	—	22,222.222 Class A Units	100.00%

Special OP Unitholder
Hines Global REIT II Associates Limited Partnership
2800 Post Oak Boulevard, Suite 5000
Houston, Texas 77056-6118

EXHIBIT B
NOTICE OF EXERCISE OF REDEMPTION RIGHT
     In accordance with Section 8.4 of the Amended and Restated Limited Partnership Agreement (the “Agreement”) of Hines Global REIT II Properties LP, the undersigned hereby irrevocably (i) presents for redemption                      Partnership Units in Hines Global REIT II Properties LP in accordance with the terms of the Agreement and the Redemption Right referred to in Section 8.4 thereof, (ii) surrenders such Partnership Units and all right, title and interest therein, and (iii) directs that the Cash Amount or REIT Shares Amount (as defined in the Agreement) as determined by the General Partner deliverable upon exercise of the Redemption Right be delivered to the address specified below, and if REIT Shares (as defined in the Agreement) are to be delivered, such REIT Shares be registered or placed in the name(s) and at the address(es) specified below.
Dated:    ___________________ ___, _____

(Name of Limited Partner)

(Signature of Limited Partner)

(Mailing Address)

(City)(State)(Zip Code)
Signature Guaranteed by:

If REIT Shares are to be issued, issue to:
Name: _________________________________

Social Security
or Tax I.D. Number: ______________________